UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)
SEC FILE NUMBER 333-135792

PROSPECTUS	JULY 26, 2006

AVALON ENERGY CORPORATION
 13,200,000 SHARES
COMMON STOCK

This Prospectus relates to the resale by selling shareholders of up to 13,200,000 shares of our common stock, including:

  9,200,000 common shares held by 41 selling shareholders; and

  4,000,000 common shares issuable upon exercise of warrants held by 28 selling shareholders.

We are not offering any shares pursuant to a direct offering. However, we are registering 9,200,000 common shares held by 41 selling shareholders and 4,000,000 common shares issuable upon the exercise of warrants held by 28 selling shareholders. Each of the 4,000,000 warrants held by the selling shareholders entitles the owner to purchase one common share at a price of $0.20.

Our common stock is quoted on the OTC Bulletin Board under the symbol “AVLN.OB”. The high and low bid prices for shares of our common stock on July 6, 2006 were $0.133 and $0.001 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotation reflect inter-dealer prices, without retain mark-up, mark-down or commissions, and may not represent actual transactions.

The selling shareholders may sell their shares in the over-the-counter market or other national securities exchange or automated inter-dealer quotation system on which our common stock is then listed or quoted, through negotiated transactions at negotiated prices or otherwise at market prices prevailing at the time of sale.

An investment in our common stock involves a high degree of risk. See section entitled "Risk Factors" starting on page 7 of this Prospectus.

We will not receive the proceeds of the stock sold by selling shareholders. We will receive proceeds upon the exercise of warrants for shares of common stock covered by this Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is July 26, 2006.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART I — INFORMATION REQUIRED IN PROSPECTUS

Summary Information and Risk Factors

Prospectus Summary

This summary highlights information contained elsewhere in this Prospectus. Because this is a summary, it may not contain all of the information that you should consider before receiving a distribution of our common stock. You should read this entire Prospectus carefully.

All of the references to dollar amounts in this Prospectus are in US dollars unless otherwise noted.

Avalon Energy Corporation

Avalon Energy Corporation was formed under the laws of the State of Nevada on November 29, 1983 under the name Venture Group, Inc. On March 22, 2005 we changed our name to Avalon Energy Corporation. Under our former management, we pursued other lines of business, but we have recently begun pursuing the acquisition and development of mineral properties and oil and gas interests under the direction of our current management team. We are an exploration stage company engaged in the exploration and development of mineral properties and oil and gas interests. Our oil and gas activities are currently conducted solely in the United States and are limited to the exploration of these properties; we do not currently own any interests in any mining properties. At this time, we own interests in two oil and gas properties; the Uinta Basin property, located in Utah, and LAK Ranch, which is located in Wyoming.

The Offering

The following is a brief summary of our offering:

Securities Offered:	•	9,200,000 common shares held by 28 selling shareholders

	•	4,000,000 common shares issuable upon exercise of warrants held by 28 selling shareholders (each warrant entitles the holder to purchase a common share at a price of $0.20)

Offering Price:	The selling shareholders can sell the shares at any price. The shares underlying the warrants may be sold at any price.

Minimum Number of Shares	None.
to be Sold in this Offering:

Securities Issued and to be Issued:

50,100,495 shares of common stock are issued and outstanding as of the date of this Prospectus. However, if all outstanding warrants granted as of July 10, 2006 were exercised, there would be 60,050,495 outstanding. All of the common stock to be sold under this Prospectus will be sold by existing shareholders.

Market for Our Common Stock

Our common stock is quoted on the Over the Counter Bulletin Board, also called OTCBB, under the trading symbol “AVLN”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock.

Use of Proceeds:

We will not receive any proceeds from the sale of the common stock by the selling shareholders. However, we may receive proceeds upon the exercise of warrants held by selling shareholders. These funds will be used for ongoing operations.

Financial Condition

Since inception, Avalon has reported significant losses. Avalon has incurred losses since inception resulting in a net accumulated deficit of $16,583,043 at March 31, 2006. Avalon's auditors stated that these factors raise substantial doubt about Avalon's ability to continue as a going concern.

Avalon will need additional working capital to continue or to be successful in any future business activities. Therefore, continuation of Avalon as a going concern is dependent upon obtaining the additional working capital necessary to accomplish its objective. Avalon plans to seek debt or equity financing, or a combination of both, to raise the necessary working capital.

Financial Summary Information

All of the references to currency in this filing are to US Dollars, unless otherwise noted. The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" at page 67 and the accompanying consolidated Financial Statements of Avalon and related notes included elsewhere in this Prospectus.

Income Statement Data

	Accumulated from January		For the period
	1, 1996 (inception) to	For the Three months	January 1, 1996 (inception)
	March 31, 2006	Ended March 31, 2006	to December 31, 2005
	(unaudited)	(unaudited)	(audited)
	($)	($)	($)
Net Revenue	0	0	0
Expenses	(16,583,043)	(187,720)	(16,395,323)
Net Loss	(16,583,043)	(187,720)	(16,395,323)

Balance Sheet Data

	March 31, 2006	December 31, 2005
	($)	($)
	(unaudited)	(audited)
Working Capital (Deficit)	(89,247)	(41,582)
Total Assets	1,259,580	1,254,942
Total Liabilities	122,958	83,473

Risk Factors

Please consider the following risk factors before deciding to invest in common stock of Avalon Inc. (hereinafter referred to as "we", "us", "our”, the “Company” and "Avalon").

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Avalon Risks

1.

Our weak financial condition has raised, and will likely continue to raise, substantial doubt regarding our ability to continue as a “going concern”. We have experienced substantial historical losses and we may have to cease operations if we do not generate meaningful revenue and achieve profitability.

We have incurred substantial operating and net losses, as well as negative operating cash flows, since our inception. For the fiscal years ended December 31, 2004 and 2005, we experienced net losses of ($1,678,056) as restated, and ($1,950,963), respectively. At December 31, 2005, we had an accumulated deficit of ($20,895,956). Our operating results for future periods will include significant expenses, including costs associated with our oil and gas exploration and mining exploration operations, and locating additional properties to acquire and explore, and production costs and administrative expenses, for which we may not have offsetting revenues or available capital. As a result, we may never generate meaningful revenue and/or achieve profitability in the future.

Our current significant working capital deficit at December 31, 2005, among other factors, resulted in our independent certified public accountants modifying their audit report on our consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 to express substantial doubt as to our ability to continue as a going concern. We remain in need of substantial additional investment capital to fund our longer-term operating needs, including the servicing of our remaining debt obligations and the conducting of those marketing activities we believe necessary to achieve meaningful sales growth. If we are unable to generate meaningful revenue and achieve profitability in the near future, investors in use will likely lose their entire investment.

2.	Our continued sale of equity securities will dilute existing shareholders and may decrease the market price for our common stock.

Given our limited revenues and the doubtful prospect for revenues for the fiscal year 2006, we will require additional financing which will require the issuance of additional equity securities. We expect to continue our efforts to acquire further financing in the future to fund additional exploration and development activities, which will result in future dilution to existing outstanding shareholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors.

3.

Our operations require significant expenditures of capital that may not be recovered; we may have to cease operations if we do not generate meaningful revenue and achieve profitability and investors may lose their investment.

We will require significant expenditures of capital in order to locate and acquire producing properties and to drill exploratory wells on our Uinta Basin Property. We will also require significant expenditures of capital in order to begin developing producing wells on the Uinta Basin Property. We estimate the initial cost of completing this exploration project to be approximately $615,000. However, we estimate the cost of developing this project to be approximately $10,000,000 to $11,000,000, depending on the depth of the well. We may not be able to raise this amount with future offerings. In conducting exploration and development activities from a particular well, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful, potentially resulting in abandoning the well. This could result in a total loss of our investment. In addition, the cost and timing of drilling, completing and operating wells is difficult to predict. If we drastically underestimate the amount of money it will cost to begin earning revenues, our ability to continue as a going concern will be adversely affected.

4.	Any oil and gas we may discover or produce may not be readily marketable at the time of production, delaying our ability to generate meaningful revenue.

Crude oil, natural gas, condensate and other oil and gas products are generally sold to other oil and gas companies, government agencies and other industries. The availability of ready markets for oil and gas that we might discover and the prices obtained for such oil and gas depend on many factors beyond our control, including:

  the extent of local production and imports of oil and gas;
  the proximity and capacity of pipelines and other transportation facilities;
  fluctuating demand for oil and gas;
  the marketing of competitive fuels; and
  the effects of governmental regulation of oil and gas production and sales.

Natural gas associated with oil production is often not marketable due to demand or transportation limitations and is often flared at the producing well site. Pipeline facilities do not exist in certain areas of exploration and, therefore, any actual sales of discovered oil and gas might be delayed for extended periods until such facilities are constructed.

5.

If we are not able to complete the test well drilling required by our agreement with regard to the Uinta Basin Property, we will lose our interests in the property, which will delay achieving profitable operations.

As part of our agreement with regard to the Uinta Basin property that we have with Pioneer Oil and Gas, we are required to serve as the Operator and drill an initial test well on that property by November 1, 2010. We do not currently have adequate funds to perform this drilling and cannot guarantee that we will be able to comply with the terms of this agreement. If we are not able to drill the initial well by that date, then we are obligated to reassign the interest conveyed in the participation agreement back to Pioneer Oil and Gas. The interests we have in this property represent a substantial portion of our assets, which we are depending on to eventually attain profitable operations. Therefore, the loss of this property interest could cause investors to lose their entire investment in us.

6.	Oil and gas price fluctuations in the market may harm results of our operations.

The results of our operations are highly dependent upon the prices received for our anticipated oil and natural gas production. As of the date of this Prospectus, we do not own any interests in any properties which are producing more than minimal levels of oil or natural gas. Should we acquire an interest in an actual producing property, substantially all of our sales of oil and natural gas would likely be made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long-term, fixed-price contracts. Accordingly, the prices we might receive for any eventual oil and natural gas production are dependent upon numerous factors beyond our control. These factors include the level of consumer product demand, governmental regulations and taxes, weather trends, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas and the overall economic environment. Significant declines in prices for oil and natural gas could harm our financial condition, results of operations and quantities of reserves recoverable on an economic basis. Any significant decline in demand for or prices of oil or gas could harm our financial condition and results of operations.

7.	We may encounter operating hazards that may result in substantial losses which would harm our profitability such that investors may lose their investment.

We are subject to operating hazards normally associated with the exploration and production of oil and gas, including blowouts, explosions, oil spills, cratering, pollution, earthquakes, labor disruptions and fires. The occurrence of any such operating hazards could result in substantial losses to us due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties. We plan to maintain insurance coverage limiting financial loss resulting from certain of these operating hazards. However, we currently do not have any such insurance. We do not plan to maintain full insurance coverage for all matters that may harm our operations, including war, terrorism, nuclear reactions, government fines, treatment of waste, blowout expenses and business interruptions. Losses and liabilities arising from uninsured or underinsured events could reduce our revenues or increase our costs. There can be no assurance that any insurance will be adequate to cover losses or liabilities associated with operational hazards. We cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase. We cannot guarantee that we will ever be in a financial position to purchase insurance or that such insurance will be available to us on commercially reasonable terms or at all.

8.	Drilling oil and gas wells, particularly in certain regions of the United States, could be hindered by natural disasters or weather-related operating risks.

Our proposed operations in Utah are subject to risks from severe weather natural disasters. Damage caused by severe weather, natural disasters or other operating hazards could result in substantial losses to us. We are not covered by insurance for any business interruption resulting from such events and, upon the occurrence of a natural disaster, this lack of coverage could harm our financial position and results of operations.

9.	We face strong competition from larger oil and gas companies, which could harm our business and ability to operate profitably.

The exploration and production business is highly competitive. Many of our competitors have substantially larger financial resources, staffs and facilities. Our competitors in the United States include numerous major oil and gas exploration and production companies, especially major oil and gas companies such as BP Amoco, Exxon/Mobil, Texaco/Shell and Conoco/Phillips. These major oil and gas companies are often better positioned to obtain the rights to exploratory acreage for which we may compete. If we are unable to adequately address our competition, including, but not limited to, finding ways to secure profitable oil and gas producing properties, our ability to earn revenues will suffer.

10.	Our operations are subject to various litigation risks that could harm our business, impact our profitability and lower the value of an investment in us.

Although we currently are not involved in any litigation matters, the nature of our operations expose us to possible litigation claims in the future. There is risk that any litigation matter could be adversely decided against us, regardless of their belief, opinion and position, which could harm our financial condition and results of operations. Such claims could include, but are not limited to, environmental damage and remediation, workers’ compensation, insurance coverage, property rights and easements, maintenance of mining claims and other issues. Litigation is highly costly and the costs associated with defending litigation could also harm our financial condition. Should we get involved in litigation matters, we will be forced to direct our limited resources to defend or prosecute the litigation thereby harming our ability to carry on revenue producing activities.

11.	Compliance with, or breach of, environmental laws can be costly and could limit our operations or reduce profitability causing investors to lose their investment.

Our operations are subject to numerous and frequently changing laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. We may now or in the future own or lease properties that have been used for the exploration and production of oil and gas and these properties and the wastes disposed on these properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and analogous state laws. Under such laws, we could be required to remove or remediate previously released wastes or property contamination. Laws and regulations protecting the environment have generally become more stringent and, may in some cases, impose “strict liability” for environmental damage. Strict liability means that we may be held liable for damage without regard to whether we were negligent or otherwise at fault. Environmental laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties.

Although we believe that any current operations are in substantial compliance with existing requirements of governmental bodies, our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. Our current permits and authorizations and ability to get future permits and authorizations, particularly in foreign countries, may be susceptible, on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs, or delays in receiving appropriate authorizations.

We are required to obtain an environmental permit or approval from Utah prior to conducting seismic operations, drilling a well or constructing a pipeline in that location. Compliance with these laws and regulations may increase our costs of operations, as well as further restrict our operations. If the costs of such compliance exceeds what we may have budgeted, our ability to earn revenues will be harmed.

12.

We will have significant capital requirements to commence our proposed operations, and we may not be able to further implement our business strategy unless sufficient funds are raised, which could prevent us from becoming profitable.

In order to continue our proposed operations of the Utah leases we recently acquired and in order to acquire additional property interests, we believe that we will need additional funding. At the present time, we must obtain the necessary funds to proceed with our drilling program from other sources, such as equity offerings as well as other equity investments, bank loans or joint ventures with other companies. In addition, our revenues or cash flows could decline in the future because of a variety of reasons, including lower oil and gas prices or the inoperability of some or all of our projected wells. If our revenues or cash flows decrease and/or we are unable to procure additional financing, we would be required to reduce any production over time or would otherwise not be able to operate profitably, which would harm our ability to continue in business. If we cannot fund our capital expenditures in such projects, our interests in such projects may be reduced or forfeited. We cannot assure you that we will have sufficient resources to acquire additional properties or conduct operations as projected, or that we will be able to obtain any additional funding required as described above, in either or which events we may not be able to continue as a going concern.

13.

Our financial condition may suffer if estimates of our oil and gas reserve information is adjusted, and fluctuations in oil and gas prices and other factors affect our assessment of potential oil and gas reserves.

Our projected oil and gas reserve information, when determined and reported, will be based upon criteria mandated by the Securities and Exchange Commission and will reflect only estimates of the accumulation of oil and gas and the economic recoverability of those volumes. Our future production, revenues and expenditures with respect to such oil and gas reserves will likely be different from estimates, and any material differences may negatively affect our business, financial condition and results of operations. Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions. Because all reserve estimates are to some degree subjective, each of the following items may prove to differ materially from that assumed in estimating reserves:

  the quantities of oil and gas that are ultimately recovered;
  the production and operating costs incurred;
  the amount and timing of future development expenditures; and
  future oil and gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flow based on the same available data.

The Commission requires that, when we report such information, that we report our oil and natural gas reserves using the price as of the last day of the year. Using lower values in forecasting reserves will result in a shorter life being given to producing oil and natural gas properties because such properties, as their production levels are estimated to decline, will reach an uneconomic limit, with lower prices, at an earlier date.

There can be no assurance that we will identify and develop properties with reportable oil and gas reserves, and that if we are able to report such data, that a decrease in oil and gas prices or other differences in our estimates of our reserve will not harm our financial condition and results of operations.

14.	We depend on the continued services of our executive officers and the loss of a key executive could severely impact our operations, cause delay and add expense to our operation.

The execution of our present business plan depends on the continued services of Robert Klein, our Chief Executive Officer and President, and Carlton Parfitt, our Chief Financial Officer. We do not currently maintain key-man insurance, nor have we entered into any employment agreements with these officers. The loss of any of their services would be detrimental to our business, financial condition and results of operations as we will be forced to use our limited resources to attract and retain qualified replacements, if any such available replacements exist. There is no guarantee that we will be able to retain or replace the services of our key officers.

15.	Our officers and directors are not subject to legal process in the United States.

Our sole officers and directors are citizens of Canada and reside outside the United States; they and maintain a substantial portion of their assets outside the United States. As a result it may be difficult or impossible to effect service of process within the United States upon such persons, to bring suit in the United States or to enforce in U.S. courts, any judgment obtained there against them predicated upon any civil liability provisions of the U.S. federal securities laws or the state laws of any U.S. state or territory.

Foreign courts may not entertain original actions against our directors or officers predicated solely upon U.S. federal securities laws. Furthermore, judgments predicated upon any civil liability provisions of the U.S. federal securities laws may not be directly enforceable in foreign countries.

16.

We have elected not to voluntarily adopt various corporate governance measures, which may result in shareholders having limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. We have not yet adopted the corporate governance measures that we do not believe apply to us, since our securities are not yet listed on a national securities exchange or NASDAQ. The Over-the-Counter Bulletin Board, where are common stock is currently quoted, is not considered a national securities exchange. However, to the extent we seek to have our Common Stock listed on a national securities exchange or NASDAQ, such requirements will require us to make changes to our current corporate governance practices, which changes may be costly and time consuming. Furthermore, the absence of such practices with respect to our Company may leave our shareholders without protections against interested director transactions, conflicts of interest and similar matters. As an example of one Sarbanes-Oxley requirement, currently none of the members of our board of directors are considered to be “independent” for purposes of Sarbanes-Oxley. We may not be able to attract a sufficient number of directors in the future to satisfy this requirement if it becomes applicable to us.

17.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors, which could prevent us from obtaining equity financing.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on our internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing our financial statements must also attest to and report on our assessment of the effectiveness of our internal controls over financial reporting as well as the operating effectiveness of our internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2005. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our Annual Report on Form 10-KSB beginning with our report for the fiscal year ended December 31, 2007.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

18.

Risks related to our securities and capital structure trading in our common stock during the last three months could be viewed as limited, and may be more so limited in the future, so our shareholders may not be able to sell as much stock as they want at prevailing prices.

Shares of our common stock are listed for quotation on the OTCBB. Approximately 257,378 shares were traded on an average daily trading basis during the last three months of 2005, with some trading days limited to activity as low as 600 shares, and one trading day with zero volume. If limited trading in the common stock continues or the volume of trading further decreases, it may be difficult for our shareholders to sell in the public market at any given time at prevailing prices. Also, the sale of a large block of our common stock at any time could depress the price of our common stock to a greater degree than a company that typically has higher volume of trading of securities.

19.	The limited prior public market and trading market may cause possible volatility in our stock price which may cause you to lose some or all of your investment.

There has only been a limited public market for our common stock and an active trading market in our common stock may not be maintained. The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ, and quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may decrease the market price of our common stock.

20.	Penny stock regulations may impose certain restrictions on marketability of our securities, which may cause you to lose some or all of your investment.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a “penny stock”, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities and the price at which such purchasers can sell any such securities.

Our shareholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

  Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
  Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
  “Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
  Excessive and undisclosed bid-ask differentials and markups by selling broker- dealers; and
  The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

21.	We have no history of paying dividends on our common stock, which could make it more difficult for you to increase the value of your investment..

We have never paid any cash dividends on our shares of common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. If we decide to pay dividends to the holders of the common stock, such dividends may not be paid on a timely basis. Any potential increase in the value of an investment will be through stock appreciation and not through dividends.

22.	Other risks related to the company and its securities limitation on director/officer liability may limit the amount you can recover for a breach of fiduciary duties by an officer or director.

As permitted by Nevada law, our Articles of Incorporation limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our charter provision and Nevada law, shareholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our Articles of Incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by law. Thus your right to recover damages as a shareholder may be limited.

23.	The sale of shares eligible for future sale could have a depressive effect on the market price for our common stock and could cause you to lose some or all of your investment.

As of July 10, 2006, there are 50,100,495 shares of common stock issued and outstanding. Of the currently issued and outstanding shares, 100,000 shares are owned by our officers, directors and principal shareholders and have been held for in excess of one year and are currently available for public resale pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). The resale of our shares of common stock owned by officers, directors and affiliates is subject to the volume limitations of Rule 144. In general, Rule 144 permits our shareholders who have beneficially owned restricted shares of common stock for at least one year to sell without registration, within a three-month period, a number of shares not exceeding one percent of the then outstanding shares of common stock. Furthermore, if such shares are held for at least two years by a person not affiliated with us (in general, a person who is not one of our executive officers, directors or principal shareholders during the three month period prior to resale), such restricted shares can be sold without any volume limitation. Sales of our common stock under Rule 144 or pursuant to such registration statement may have a depressive effect on the market price for our common stock.

24.	There is a risk that in conducting certain prior offering of our securities that we may have violated federal and/or state securities laws.

The offer and sale of securities by us in the past could have been in violation of certain federal and state securities laws. No assurance can be given that these prior offerings currently qualify or qualified at the time of their making under one or more of exemptive provisions under the Securities Act of 1933, as amended or state “blue sky” regulations due to, among other things, the adequacy of disclosure to investors, the manner of distribution, the existence of similar offerings in the past or in the future, the failure to make necessary filings, the use of unregistered persons to obtain investors, or the retroactive change of any securities law or regulation. If, and to the extent that, claims or suits for rescission are brought and successfully concluded for failure to register and/or qualify these past offerings or for acts or omissions constituting offenses under the Securities Act, the Exchange Act (the “Exchange Act”), or applicable state securities laws, we could be materially and adversely affected, jeopardizing our ability to operate successfully. In addition, we could be required to use a portion of the proceeds from this Offering to offer rescission to the prior investors, which would result in our having less funds from this Offering to continue with our business plan. Furthermore, our human and capital resources could be adversely affected by the need to defend actions under these laws, even if we are ultimately successful in our defense of such actions.

Forward-Looking Statements

This Prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could" "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" and the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the Selling Shareholders. However, we will receive proceeds upon any exercise of warrants for shares of common stock covered by this Prospectus. Any proceeds from the exercise of warrants shall be used for (i) funding our performance of the 2D seismic program on our Shotgun Draw Prospect, Uinta Basin, Utah, estimated at $615,000 (ii) payment of all expenses (including reasonable attorney’s fees and costs) associated with this Prospectus (approximately $24,000), (iii) and any remainder for working capital purposes. It is possible that none of the warrants will be exercised.

Determination of Offering Price

Our common stock will be offered by the selling security holder in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale. The shares may be resold directly by the Selling Shareholders in the open market at prevailing prices or through negotiations between Selling Shareholders and prospective buyer or through agents, underwriters, or dealers. We will not control or determine the price at which the shares are sold.

Dilution

9,200,000 of the common stock to be sold by the Selling Shareholders is common stock that is currently issued and outstanding. Accordingly, it will not cause dilution to our existing shareholders. The issuance of shares upon the exercise of the underlying warrants, however, may result in dilution to the interests of other stockholders. If all warrants are exercised, Avalon would be required to issue 4,000,000 shares. This amount would increase the amount of outstanding shares of Avalon by approximately 8% and result in an immediate dilution to shareholders.

Selling Shareholders

The Selling Shareholders are offering 9,200,000 shares of common stock already issued. The shares include the following:

  On May 12, 2006, Avalon issued 8,000,000 shares of common stock at $0.10 per share, and 4,000,000 warrants to purchase common stock at an exercise price of $0.20, for total proceeds of $800,000 pursuant to a private placement offering conducted pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder (“Offering”).

  On May 16, 2006, Avalon issued 1,200,000 shares of common stock pursuant to Joseph Stevens & Company, a registered broker dealer firm, and its associated persons as compensation for its services as placement agent in the Offering.

These issuances were exempt from registration pursuant to Section 4(2) of the Securities Act. Pursuant to the terms of the Offering, we agreed to register the shares of Common Stock issued to, or issuable to, the investors in the Offering and to Joseph Stevens & Company, for resale by them.

The following table provides as of July 10, 2006 information regarding the beneficial ownership of our common stock held by each of the Selling Shareholders, including:

  the number of shares owned by each prior to this offering;
  the total number of shares that are to be offered for each (already issued);
  the total number of shares that are to be offered for each (underlying outstanding warrants);
  the total number of shares that will be owned by each upon completion of the offering;
  the percentage owned by each; and
  the identity of the beneficial holder of any entity that owns the shares.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Shareholder has sole or shared voting power or investment power and also any shares which the Selling Shareholder has the right to acquire within 60 days.

Name of Selling Shareholder	Total Shares and Warrants Owned Prior to this Offering (#)	(%)	Maximum Number of Shares (already issued) Being Offered (#)	Maximum Number of Shares (underlying outstanding warrants) Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned After the Offering (%)
Nicholas Alexander Revocable Trust (2)	300,000	(1)	200,000	100,000	0	0
Lauren Banjany (8)	30,000	(1)	30,000	0	0	0
Paul F. Berlin	300,000	(1)	200,000	100,000	0	0
Elliot Braun	525,000	1.0	350,000	175,000	0	0
Kris Destefano (8)	33,750	(1)	33,750	0	0	0
Kristina Fasullo (8)	7,500	(1)	7,500	0	0	0
Gerald E. Gillett Trust (3)	150,000	(1)	100,000	50,000	0	0
Steven Gurewitsch	750,000	1.5	500,000	250,000	0	0
Keith Hart (8)	1,250	(1)	1,250	0	0	0
Riyazh Jinnah	375,000	(1)	250,000	125,000	0	0
Joel Katz	750,000	1.5	500,000	250,000	0	0
Gary Kitchell	375,000	(1)	250,000	125,000	0	0
Robert A. Lassoff	150,000	(1)	100,000	50,000	0	0
Barry Lind Revocable Trust (4)	1,200,000	2.4	800,000	400,000	0	0
David O. Lind	150,000	(1)	100,000	50,000	0	0
May Joan Liu	1,500,000	3.0	1,000,000	500,000	0	0
Michele Markowitz (8)	122,343	(1)	122,343	0	0	0
Robert L. McEntire	600,000	1.2	400,000	200,000	0	0
Fabio Migliaccio (8)	70,000	(1)	70,000	0	0	0
Amanda Miller (8)	10,000	(1)	10,000	0	0	0
MSB Family Trust (5)	600,000	1.2	400,000	200,000	0	0
William Murphy	225,000	(1)	150,000	75,000	0	0
Gregory Nagel & Mary Jo Nagel	750,000	1.5	500,000	250,000	0	0

Alexandra Orthos & Peter Orthos JT WROS (8)	442,813	(1)	442,813	0	0	0
Peter Orthos (8)	100,000	(1)	100,000	0	0	0
Robert Petrozzo (8)	187,500	(1)	187,500	0	0	0
Benjamin Raab Trust (6)	225,000	(1)	150,000	75,000	0	0
Gary J. Ring	150,000	(1)	100,000	50,000	0	0
Phyllis Romano (8)	20,000	(1)	20,000	0	0	0
Phillip Sandoz	225,000	(1)	150,000	75,000	0	0
Barry Saxe	375,000	(1)	250,000	125,000	0	0
Charles E. Schwab	75,000	(1)	50,000	25,000	0	0
Lawrence M. Silver	450,000	(1)	300,000	150,000	0	0
Simpson Family L.P. (7)	375,000	(1)	250,000	125,000	0	0
Patricia Sorbara (8)	122,344	(1)	122,344	0	0	0
Robert Soto (8)	52,500	(1)	52,500	0	0	0
Charles D. Stadterman	150,000	(1)	100,000	50,000	0	0
Ted K. Tom	75,000	(1)	50,000	25,000	0	0
William S. Tyrrell	225,000	(1)	150,000	75,000	0	0
Alan J. Young	600,000	1.2	400,000	200,000	0	0
Robert Wilner	375,000	(1)	250,000	125,000	0	0

(1)	less than 1%

(2)	Nicholas Alexander has voting and investment control over the Nicholas Alexander Revocable Trust

(3)	Gerald E. Gillett has investment and voting control over the Gerald E. Gillett Trust

(4)	Barry Lind has investment and voting control over the Barry Lind Revocable Trust

(5)	Michael Blechman has investment and voting control over the MSB Family Trust

(6)	Benjamin Raab has investment and voting control over the Benjamin Raab Trust

(7)	Gerald Hatton Simpson has investment and voting control over the Simpson Family L.P.

(8)	The person so named is an associated person of Joseph Stevens & Company, a registered broker dealer.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares.

The numbers in this table assume that none of the Selling Shareholders will sell shares of common stock not being offered in this Prospectus or will purchase additional shares of common stock, and assumes that all shares offered are sold.

The percentages are based on the 50,100,495 shares of common stock outstanding on July 10, 2006 and assumes that 4,000,000 shares are issued pursuant to the exercise of the warrants, and all shares are sold by Selling Shareholders.

Other than as described above, none of the Selling Shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

Plan of Distribution

The Selling Shareholders and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately-negotiated transactions;
  broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Shareholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders or their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Shareholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Shareholder. The Selling Shareholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act or the Exchange Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Shareholder, but excluding brokerage commissions or underwriter discounts.

The Selling Shareholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No Selling Shareholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The Selling Shareholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Shareholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholder or any other such person. In the event that the Selling Shareholder are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the Selling Shareholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the Selling Shareholder is contractually restricted from engaging in short sells. In addition, if a such short sale is deemed to be a stabilizing activity, then the Selling Shareholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

An aggregate of 1,200,000 shares held by selling shareholders listed in the selling shareholder above are owned by associated person of Joseph Stevens & Company, Inc. Such persons may be deemed underwriters under the Securities Act and the rules and regulations of the SEC. Joseph Stevens served as placement agent in connection with the Offering and the shares held by these persons were compensation to Joseph Stevens for its services as placement agent. Pursuant to NASD rule 2710 (g), the shares held by these persons are restricted from sale, transfer, assignment, pledge or hypothecation and may not be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of this registration statement.

Joseph Stevens & Company has indicated to us its willingness to act as selling agent on behalf of the selling shareholders named in this Prospectus under "Selling Security Holders" who purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by Joseph Stevens would be in transactions executed by Joseph Stevens on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 4.5% of the gross proceeds. Joseph Stevens does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Joseph Stevens Further, other than their existing brokerage relationship as customers with Joseph Stevens, no selling shareholder has any pre-arranged agreement with Joseph Stevens to sell their securities through Joseph Stevens.

NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

o	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

o	the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;

o	whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

o	in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling shareholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Selling Shareholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the Selling Shareholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Shareholder and the broker-dealer.

Legal Proceedings

From time to time, we may be party to various legal actions and complaints arising in the ordinary course of business. In our opinion, there is currently no litigation to which we are a party which has or probably will have a material effect on our financial condition or result of operations.

On February 21, 2002, we issued 350,000 shares valued at $119,000 to Empire Sterling Corporation for services to be rendered with respect to the acquisition of ACGT Corporation. The shares were to be held in trust and not sold until all necessary financing was in place to complete the ACGT acquisition. Empire Sterling Corporation breached the trust agreement and we placed a stop transfer on these shares and requested they be returned to us. Empire Sterling Corporation failed to return the share certificate and as such, we commenced court proceedings against the principals of Empire Sterling Corporation. We argued for an interim injunction against all parties and were successful. On May 9, 2002, the Court ordered Empire Sterling Corporation to deposit the shares with the Court pending judicial disposition. We continued to file legal process claiming ownership of the shares and breach of trust inter alia. We were successful and have now applied to have the share certificates released and subsequently cancelled. As of July 10, 2006, we are still in the process of having the certificates released. The shares will be returned to treasury.

Directors, Executive Officers, Promoters, And Control Persons

Directors and Officers

Our Bylaws allow the number of directors to be fixed by the Board of Directors. Avalon’s Board of Directors has fixed the number of directors at 2.

Our current directors and officers are as follows:

Name	Age	Position

Robert Klein	59	Chief Executive Officer, President and Director

Carlton Parfitt	39	Chief Financial Officer, Treasurer, Secretary and Director

The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors, absent any employment agreement. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of Avalon's affairs.

Robert Klein, Director, President, CEO

Robert Klein has served on our Board of Directors since 2000. He was appointed as our President in May 2005, though served as our Secretary and Treasurer from September 2000 to November 2004. Mr. Klein graduated in 1971 from the University of Waterloo with a degree in Applied Mathematics. Mr. Klein belongs to the Fellow of Canadian Securities Institute. From October 6, 1972 to May 30, 1982, Mr. Klein was a Vice President of Corporate Finance at Bond Street International Securities. From June 1, 1982 to January 31, 1988, he was on the Board of Directors of Yorkton Securities. From February 1, 1988 to January 31, 1989, he was on the Board of Directors of First Vancouver Securities. From February 1, 1989 to January 31, 1992, Mr. Klein was a salesman for Georgia Pacific Securities. From February 1, 1992 to the present, Mr. Klein has worked as a self-employed consultant. Mr. Klein is an officer and/or director of Golden Spirit Minerals Ltd., a reporting company. Mr. Klein is a citizen of Canada and resides in Canada.

Carlton Parfitt, Director, CFO, Treasurer, Secretary

Carlton Parfitt has served on our Board of Directors since 2004. He was appointed as our Secretary and Treasurer in May 2005, though served our President from November 2004 to May 2005. Mr. Parfitt, bilingual in English and Japanese, graduated in 1991 with Honors from Simon Fraser University, British Columbia. While attending university, Mr. Parfitt worked as a co-op student for the Department of National Defense (Canada). After completing his Bachelor of Science in Physics, and before becoming involved in the digital media industry, Carlton Parfitt was a research scientist at companies such as TRIUMF, on the campus of the University of British Columbia, and CTF Communications Inc. based in Coquitlam, British Columbia. Mr. Parfitt is not an officer or director of any other reporting company. Mr. Parfitt is a citizen of Canada and resides in Canada.

Significant Employees

Other than the senior officers described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

Advisory Board

We have established a non-binding Operations Advisory Board makes suggestions to the Board of Directors regarding technical issues; their recommendations are not binding on us. The members of our advisory board are:

Jack. M. Ashton

Jack Ashton is a graduate in electrical engineering from the University of British Columbia, a Member of the Association of Professional Engineers and Geoscientists of British Columbia, and a Member of the Canadian Institute of Mining, Metallurgy and Petroleum. Since graduation he has combined careers as an electrical engineering consultant, a mineral explorationist, and entrepreneur related to both these fields.

He entered the mining industry as an undergraduate working with Canex Aerial Exploration, the exploration arm of Placer Development Ltd. followed by working in Placer's open pit and underground Craigmont copper mine.

In his junior years he gained much knowledge in geophysics, geochemistry and geology by conducting myriads of exploration programs, which continues to this day. Later in his various corporate executive roles mostly with private start-up companies and junior mining companies he was usually the principal motivator and initial driving force for several mineral resource ventures including one significant oil and gas venture. Several ventures achieved economic success or at the least technical success. He promoted and struck significant deals with major mineral resource companies including Selection Trust of Great Britain, Canadian Superior Exploration (the Canadian mineral exploration arm of Superior Oil Company of Los Angeles; who controlled Falconbridge), Shell Canada Resources, Esso Minerals Canada, Corporation Falconbridge Copper (now Minnova) as a director of Rea Gold Corporation at the time of the rich Samatosum silver deposit discovery, and Societe General de Sucreries de Romanie (SGSR) (A Belgian company who owned the Bolzano magnesium metals manufacturing process). In the oil and gas business he had significant dealings with Union Oil Company of Canada Limited.

In the consulting engineering field he successfully completed a myriad of projects, mostly resource based. He started this part of his career working with M.A. Thomas and Associates Ltd., specialists consultants to the mining industry, who were often subconsultants to Wright Engineers Ltd., world renown for their mining and mineral processing expertise. With M.A. Thomas/Wright Engineers significant assignments included Noranda's Brenda Mine and Placer's Endako Mine. Later projects with his own consulting company included: Texada Lime's quicklime manufacturing plant, Selection Trust's cement manufacturing plant, SGSR's magnesium metals manufacturing complex. He has also completed several significant hydroelectric projects.

Patrick T. Webb

Patrick Webb received his Bachelor in General Business from the University of Texas in 1976, and a Masters in Finance from Texas A&M University in 1981. His professional affiliations include the American Association of Professional Landmen, Houston Association of Professional Landmen, Society of Petroleum Engineers, Independent Petroleum Association of America, Texas Independent Producers and Royalty Owners Association, and Houston Producers Forum.

Mr. Webb worked for The Houston Exploration Company from 2001 to 2003 handling their onshore U.S. business development and land matters. His accomplishments there included the acquisition of leases for over 200,000 acres of land and over $100 million in acquisitions of producing properties.

During his 11-year tenure (1989-2000) with EOG Resource, Inc. he worked as a land specialist where he identified, negotiated and maintained new business opportunities including acquisition and divestment, alliances, joint ventures, and leases, etc.

From 1982 to 1989 he worked for Forest Oil Corporation as a landman where he negotiated inter-company commercial transactions and the acquisition of leases, as well as handling the administration and maintenance of all relationships and assets.

Robert Milam

Robert Milam has a Masters Degree in Geology from Rice University, Texas and a Doctorate (PhD) in Geology from Stanford University, California. His professional affiliations include being a member of GSA, SIPES, Houston Geological Society, Certified Petroleum Geologist No. 5320 (AAPG), and a Licensed Professional Geologist No. 604 (Texas). In his capacity as a Consulting Geologist, his clients have included Exxon Mobil, Mitchell Energy, and Apache Oil Co., Pemex and Conoco.

The Advisory Board positions are voluntary and each member is a shareholder of Avalon.

No Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by Avalon’s Board of Directors. Avalon's Board of Directors has determined that Avalon does not have an audit committee financial expert on its Board of Directors carrying out the duties of the Audit Committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director of Avalon and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of July 10, 2006, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of July 10, 2006, there were 50,100,495 common shares issued and outstanding. To the best of our knowledge, all persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

Amount and
	Name and Address of	Nature of
Title of Class		Beneficial	Percent of
	Beneficial Owner	Ownership	Class
		(#)	(%)

Common	Robert Klein (1)	50,000 shares	Less than
	1288 Alberni Street, Suite 806	Officer, Director	1%
Vancouver, British Columbia
Canada V6E 4R8

Common	Carlton Parfitt (2)	50,000 shares	Less than
	1288 Alberni Street, Suite 806	Officer, Director	1%
Vancouver, British Columbia
Canada V6E 4R8

Common	All officers and directors as a group	100,000 shares	Less than
1%

1 Robert Klein is a director, President and CEO of Avalon.
2 Carlton Parfitt is a director, CFO, Secretary, Treasurer and Chief Accounting Officer of Avalon.

Changes In Control

There are currently no arrangements which would result in a change in control of Avalon.

Description of Securities

Common Stock

The authorized capital stock of Avalon consists of 200,000,000 common shares, $0.001 par value, 5,000,000 preferred Class A voting shares, par value $0.001 and 5,000,000 preferred Class B non-voting shares, par value $0.001. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of Avalon, whether voluntary or involuntary, to share equally in the assets of Avalon available for distribution to stockholders.

The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by Avalon's Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of Avalon's common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. Avalon does not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, Avalon's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of $0.001 par value preferred Class A voting stock, and up to 5,000,000 shares of $0.001 par value preferred Class B non-voting stock. Avalon has no shares of any class of preferred stock outstanding. Under our Articles of Incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

Stock Transfer Agent

The transfer agent and registrar for our Company is: Manhattan Transfer Registrar, 57 Eastwood Road, Miller Place, New York 11764, telephone (631) 928-7655.

Shares Eligible for Future Sale

The 13,200,000 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

The 100,000 outstanding restricted securities held by the directors of Avalon are subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Interest of Named Experts and Counsel

Accountants
Our Audited Financial Statements as of December 31, 2005, have been included in this Prospectus in reliance upon Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, as experts in accounting and auditing.

Legal Matters

The validity of the common stock offered hereby will be passed upon for us by Faiyaz Dean of the Bacchus Law Group.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification of liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issues.

Nevada law permits a corporation to indemnify any of its directors or officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement incurred by such person in connection with a court action, if such person acted in good faith and had no reason to believe that such person’s conduct was unlawful.

The directors and officers of Avalon are not insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Avalon.

Description of Business

Avalon Energy Corporation was formed under the laws of the State of Nevada on November 29, 1983 under the name Venture Group, Inc. On February 11, 1986, we filed an amendment to the Articles of Incorporation changing our corporate name to Asdar Corporation. On December 10, 1987, another amendment to the Articles of Incorporation was filed changing our corporate name to Asdar Group. On February 18, 2001, we filed a Certificate of Reinstatement with the Secretary of State of Nevada. On April 30, 2002, we filed another amendment to the Articles of Incorporation changing our corporate name to Precise Life Sciences Ltd. We filed additional amendments to the Articles of Incorporation changing our corporate name subsequently as follows:

February 18, 2003 - Iceberg Brands Corporation
August 28, 2003 - Avalon Gold Corporation
March 22, 2005 - Avalon Energy Corporation

We were originally incorporated to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Nevada. Under our former management, and from our inception in 1983 to 1986, we were engaged primarily in the acquisition of controlling equity positions in companies experiencing financial or operating difficulties. During 1985 and 1986, we sold our equity positions in these companies. Under our former management we announced our Registration Distribution Program in 1987, which was designed to assist privately-owned companies in becoming publicly-held. As a result of a regulatory review in 1988, certain changes were required to be made to the program which our former management deemed to be impracticable and all efforts in this business were terminated in 1990.

We were inactive and a shell corporation from 1991 to December 1995, when we began the process of identifying potential business interests, including, but not necessarily limited to, interests in "Internet E-Commerce". In this regard, on March 8, 2000, we signed a Technology Development Agreement with TekMaster Ltd., a British Columbia corporation, and with Xntrik Enterprises Ltd., a British Columbia corporation (the "Tech Agreement"), to fund development of a Scalable Server Platform. The Tech Agreement called for us to issue two million shares of our $0.001 par value common stock with Rule 144 Restrictions, valued at $600,000 and to fund $200,000 in Canadian Funds for ongoing development costs. The Tech Agreement also called for Xntrik Enterprises Ltd. to design and develop the software and for TekMaster Ltd. to design an interface for an administrative toolkit to manage clients.

We spent $737,300 to develop the scalable server platform. However, with the sharp decline in the Internet industry, we decided to abandon the project. The costs associated with this project were expensed. During the time we were reconsidering our Internet-related activities, we first ventured into a project involving the tagging of cattle from birth to prevent the breakout of mad cow disease. We eventually decided not to pursue this project, which we conducted under the name of Precise Life Sciences Ltd. Secondly, we ventured into a project involving the franchising of the Iceberg Drive Inn chain of restaurants. This project, under the name of Iceberg Brands Corporation was also not pursued. Ultimately, our management decided to pursue mineral properties and oil and gas interests.

Our Current Business

We currently own and seek to acquire mineral properties and oil and gas interests, although we currently own interests in only two oil and gas properties, whose prospects are unproven.

Our oil and gas activities are currently conducted solely in the United States; we do not currently own any interests in any mining properties.

We began conducting oil and gas operations in January 2005, when we entered into the agreement to acquire interests in the Uinta Basin property on January 18, 2005, and on March 22, 2005, changed our name to Avalon Energy Corporation to better reflect our operational activities undertaken from that point. We acquired our interest in the Uinta Basin property after becoming aware of acquisitions of nearby properties by major companies, including Petrocan, Encana, Bill Barrett and EOG Resources. We believe that Mr. Klein, one of our officers and directors, has sufficient familiarity with oil and gas operations and also rely on our advisory board members and on experts in Utah who are familiar with the Uinta Basin area in conducting our operations. While Mr. Klein was a partner and head of a brokerage firm, he specialized in clients in the oil and gas industry. In addition, we rely on the expertise of our advisory board members, described herein, who are all experienced in the oil and gas industry.

Material Contracts - Our Oil and Gas Property Agreements

1. Uinta Basin Property, Utah. On October 26, 2004, we entered into a letter of intent with Pioneer Oil and Gas ("Pioneer"), a Utah Corporation, in regard to a Participation Agreement pertaining to an interest in 13,189 acres located in Wasatch County, Utah, known as the "Uinta Basin.” We advanced Pioneer a $50,000 non-refundable deposit and in return were pledged an exclusivity period to carry out due diligence with respect to acquiring certain overpressured gas leases in the Uinta Basin.

On January 18, 2005, we entered into a Participation Agreement with Pioneer to acquire an undivided 85% working interest and an undivided 68% net revenue interest in the Uinta Basin Property. A working interest is the percentage interest identified as the interest purchased in the well and is the percentage share of the monthly operational expenses that the investor will pay. A net revenue interest is the investor's percentage share of the monthly income realized from the sale of the well's produced oil and gas. We had an independent title search conducted on the acreage involved in the Participation Agreement and determined that Pioneer had good and marketable title to the leases. As such, on January 18, 2005, the Participation Agreement was duly signed and the balance of $656,279 was delivered to Pioneer to complete the closing. The total consideration paid to Pioneer to acquire interests in the Uinta Basin Property was $706,279.

In addition, certain non-related parties were responsible for proposing the Uinta Basin Overpressured Gas Project to us. We issued 1,200,000 restricted common shares valued at $264,000 on February 7, 2005 to these parties for their efforts resulting in the participation agreement with Pioneer Oil and Gas with regard to these 13,189 acres in Wasatch County, Utah. We do not own the land that is the subject of this agreement.

We have spent a total of $970,279 in acquisition costs and $50,741 in development costs on the Uinta property to date. We are currently receiving quotations for a seismic survey and an environmental impact study.

As part of our agreement, Pioneer has agreed to provide us with 2-D seismic data crossing the acreage, on a confidential basis. Any additional seismic data that Pioneer or we may mutually agree to acquire over the acreage shall be paid entirely by us with the parties owning the data in the same proportion as their working interest in the acreage. In addition, we will be required to drill an initial test well at a location on the acreage mutually agreed upon by Pioneer and us. We will serve as the Operator in drilling the acreage and must drill the initial well prior to November 1, 2010. If we are not able to drill the initial well by that date, then we are obligated to reassign the interest conveyed in the participation agreement back to Pioneer Oil & Gas.

We must pay 100% of all costs of drilling the first two wells drilled on the acreage along with 100% of all costs of logging or testing the wells. If either of the first two test wells is deemed a dry hole, we are also required to pay 100% of all costs of plugging and abandoning such wells and restoration of the surface upon which the wells reached the authorized depth and completion of all tests deemed necessary by the Operator.

If we elect to complete either or both of the first two wells drilled on the acreage, we are also required to pay 100% of all completion costs through the tanks along with any costs associated to hook up the wells to pipeline for the wells to be capable of producing into a commercial pipeline for sale.

After the first two wells are drilled and if productive are hooked-up to a pipeline and capable of producing oil and gas in commercial quantities, we are also required to pay 85% of all costs of operating the first two wells and Pioneer shall pay 15% of the operation costs of such wells as reflected in their working interest ownership in such wells.

On November 10, 2004, we entered into an agreement with Golden Spirit Mining Ltd., ("Golden Spirit") (GSGL: OTC BB) to sell a 40% working interest in the Uinta Basin Lease to Golden Spirit for a price of $750,000, which would have the effect of reducing our total working interest. The terms of this agreement were never fulfilled by Golden Spirit, but resulted in our ownership of 2,000,000 shares of Golden Spirit’s common stock. Mr. Robert Klein, our president and one of our directors, is also a director of Golden Spirit. Golden Spirit was attempting to acquire a 40% interest in our Uinta Basin project, subject to the attainment of financing, which never materialized. When we executed the agreement with Golden Spirit, Golden Spirit issued us 1,000,000 restricted Rule 144 common shares of its common stock; these shares were valued at $70,000 as a non-refundable deposit to us. Golden Spirit would have had the right to acquire the 40% working interest in the gas lease upon our receiving a payment of $750,000 on or before December 10, 2004. Upon our receipt of the $750,000, we were required to pay Pioneer $706,279 to acquire its 85% interest.

On December 10, 2004, we granted Golden Spirit an extension until December 24, 2004 to meet the requirements of the initial agreement between ourselves and Golden Spirit. Golden Spirit issued us an additional non-refundable 1,000,000 restricted Rule 144 common shares which was valued at $60,000, as consideration for the extension. Since we did not receive the payment of $750,000 from Golden Spirit, on January 4, 2005 we issued a default notice to Golden Spirit for its failure to meet the terms of the agreements, which were then terminated. As a result, we hold 2,000,000 restricted Rule 144 common shares of Golden Spirit.

We have recorded these 2,000,000 shares of Golden Spirit’s common stock as an asset of “available for sale” securities, which means that we believe these shares of Golden Spirit are available to us to be sold or traded out for cash. Because Golden Spirit’s shares are eligible for quotation on the OTC BB, and based on the closing price of $0.03/share as of April 20, 2006, we estimate that these shares could be sold for $60,000. The transaction, if it had been concluded, was anticipated to have been voted on with Mr. Klein’s abstention.

2. LAK Ranch Oil Project, Wyoming. We own a 0.7% gross overriding royalty interest on 6,360 acres of oil and natural gas rights located in the Powder River Basin of eastern Wyoming. In January of 2004, Derek Oil and Gas Corporation (DRKOF: OTC BB) and Ivanhoe Energy (USA) Inc. (IVAN: NASDAQ SC) formalized their agreement to jointly develop the LAK Ranch field using thermal recovery technology.

Based on our ongoing agreement with respect to the LAK Ranch, if Derek sells any or all of its interest in the LAK Ranch Property, it will pay to us, subject to adjustments, 7.5% of the net sales proceeds on the first $7,500,000 and 1% on any balance over and above $7,500,000.

Under terms of their agreement, Ivanhoe will become operator and earn a 30-percent working interest in the project by financing the $1.1 -million in capital cost of pilot phase. Following the pilot phase, Ivanhoe has the option to increase its working interest to 60 per cent by providing an additional $3.9 -million in capital costs toward the initial development phase. After the $5-million threshold is reached, all future capital expenditures will be shared on a working-interest basis.

3. Harvester Property, California. We own a 2% royalty interest in the Harvester Property carried at a nominal value of $1 due to the uncertainty of realization. On February 26, 2001, we signed a working interest agreement with International Brooks Petroleum Ltd. (“International Brooks”), whereby we acquired a 50% working interest in a property in Kings County, California containing approximately 1,120 acres. We acquired this interest for a total payment to International Brooks of $312,659, which was to be spent on a re-entry program on the Harvester #1-25 well. Subsequently, there turned out to be significant cost overruns when the well was drilled, which we disputed with International Brooks. We settled our differences with International Brooks by acquiring a 2% royalty interest in lieu of having to pay the cost overruns. The well is not currently producing and therefore we do not expect any royalties in the near future, if ever.

Material Contracts - Mineral Property Agreement

1. LSA Mineral Claims, Nevada. By Agreement dated January 26, 2004 and subsequent amendments dated March 8, 2004 and August 11, 2004 we agreed to acquire a 90% interest in lode mining claims known as the LSA claims, located in Lander County, Nevada. We issued 1,000,000 restricted common shares valued at $110,000 and paid $1,000 upon signing the agreement. In March 2005, we paid $1,000 to Legacy Mining, Ltd., a company with whom we have a director, Robert Klein, in common, for costs associated with the review of claims surrounding the LSA property. As of December 31, 2005, we have paid $4,000 towards the acquisition, though that amount has been recorded as exploration costs for fiscal 2004. As of December 31, 2005, our management has decided not to proceed with the acquisition of the LSA claims.

In the event that we decide to pursue interests in other mining property claims, we will generally be required to perform annual assessment work to keep the claims in good standing. We will have an independent engineering report prepared on such properties, which will contain recommendations for a work program.

Other Material Contracts

On February 1, 2005, we entered into an agreement with Holm Investments Ltd., a private company, for a two year term, whereby Holm Investments Ltd. will provide investor relations services to us (valued at $55,000) in exchange for 250,000 restricted shares of our common stock. Holm Investments Ltd. will provide such services as researching, editing and generating a company profile, relaying our business perspectives and distribution of corporate updates, including press releases.

On May 15, 2005, we entered into an agreement with Palisades Financial Ltd., (“Palisades”) a private company, for a two year term, whereby Palisades will provide investment-banking services to us (valued at $56,000) in exchange for 400,000 restricted shares of our common stock. The investment banker will provide access to investors and ongoing funding for our investments, particularly the Uinta Basin project.

During the year ended December 31, 2005, we issued 150,000 restricted common shares valued at $31,000 to two consultants as compensation for their appointment to our advisory board.

On April 24, 2006, we entered into an agreement with Joseph Stevens & Company, Inc. (“Joseph Stevens”), a private company, to act as the exclusive placement agent for the “best efforts all or none” private placement. The shares being registered in this Prospectus are from this private placement. Joseph Stevens would conduct the private placement in exchange for: (a) a cash fee equal to 9.5% of the aggregate gross proceeds from the offering ($76,000), (b) expense allowance equal to 2.5% of the gross proceeds ($20,000), (c) 1,200,000 restricted shares of common stock of the Company, and (d) a 5% fee of the exercise price of the warrants when exercised. The 1,200,000 shares that was issued to Joseph Stevens is also being registered in this Prospecuts.

On June 1, 2006, we entered into an agreement with Inter-Orient Investments Ltd. (“Inter-Orient”), a private company, for the payment of royalties equal to 1.5% of the gross proceeds received from the sale of any hydrocarbons obtained from our Uinta Basin Property. This agreement was in consideration for Inter-Orient’s business consulting services provided to us and in consideration for Inter-Orient securing financing for the initial acquisition of the Uinta Basin Property. This agreement will remain in force for the life of our lease of the property. The agreement is attached as an exhibit to this Prospectus.

Other Assets

Available for sale securities. During 2004, we received 2,000,000 restricted Rule 144 shares of Golden Spirit Minerals Ltd. ("Golden Spirit"), a public company with directors and significant shareholders in common with us. The restricted shares were received as non- refundable consideration pursuant to agreements dated November 10, 2004 and December 10, 2004 with Golden Spirit. During the year ended December 31, 2005 we recorded an unrealized loss in the carrying value of our available-for-sale securities totaling $90,000 which was recorded as other comprehensive loss for the year. As at December 31, 2005 we owned 2,000,000 shares of Golden's common stock, which are carried at fair market value of $30,000.

Our Investment in Legacy Mining Ltd. On December 31, 2003, we agreed to settle $122,988 of the our receivable from Legacy Mining Ltd. ("Legacy") for the issue of 1,229,880 restricted shares of Legacy at a value of $0.10 per share representing a 9.8% interest in Legacy. Therefore, we own shares of Legacy, which we agreed to accept in exchange for funds owed to us. These restricted shares were issued to us on February 20, 2004. Legacy is a reporting entity under the Securities and Exchange Act of 1934. We also have directors in common with Legacy, i.e., Robert Klein and Carlton Parfitt. Legacy’s common stock is listed on the Pink Sheets as LGMN.PK; however, there is limited trading in the stock of Legacy. We also have shareholders in common with Legacy; these are Asiatic Management Consultants Ltd., Andy Chu, Comte de Sierge, Golden Spirit Minerals Ltd., Inter-Orient Investments, J&S Overseas Holdings Ltd., May Joan Liu, John Angus MacAskill, Palisades Financial Ltd., Kerry Read, Robert Waters, Y.E.N.N. Asset Management Ltd., E-Vista Commerce Ltd., David Parfitt and Richard Angelo Holmes. Mr. Holmes was formerly the President of Holm Investments Ltd. We have written this investment down to $1 because management has determined that it is not recoverable within a reasonable period of time.

Competition

Oil and gas exploration and acquisition of undeveloped properties is a highly competitive and speculative business. We compete with a number of other companies, including major oil companies and other independent operators which are more experienced and which have greater financial resources. Such companies may be able to pay more for prospective oil and gas properties. Additionally, such companies may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial and human resources permit. We do not hold a significant competitive position in the oil and gas industry.

Regulation

Our operations are or will be subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; implementing spill prevention plans; submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production. Our operations are or will be also subject to various conservation matters, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we may be able to produce from our wells and to limit the number of wells or the locations at which we may be able to drill.

Our business is affected by numerous laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the oil and gas industry. We plan to develop internal procedures and policies to ensure that our operations are conducted in full and substantial environmental regulatory compliance.

Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

We believe that our operations comply in all material respects with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive an effect on our operations than on other similar companies in the energy industry. We do not anticipate any material capital expenditures to comply with federal and state environmental requirements.

Environmental Matters

Operations on properties in which we have an interest are subject to extensive federal, state and local environmental laws that regulate the discharge or disposal of materials or substances into the environment and otherwise are intended to protect the environment. Numerous governmental agencies issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial administrative, civil and criminal penalties and in some cases injunctive relief for failure to comply.

Some laws, rules and regulations relating to the protection of the environment may, in certain circumstances, impose “strict liability” for environmental contamination. These laws render a person or company liable for environmental and natural resource damages, cleanup costs and, in the case of oil spills in certain states, consequential damages without regard to negligence or fault. Other laws, rules and regulations may require the rate of oil and gas production to be below the economically optimal rate or may even prohibit exploration or production activities in environmentally sensitive areas. In addition, state laws often require some form of remedial action, such as closure of inactive pits and plugging of abandoned wells, to prevent pollution from former or suspended operations.

Legislation has been proposed in the past and continues to be evaluated in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as hazardous wastes.” This reclassification would make these wastes subject to much more stringent storage, treatment, disposal and clean-up requirements, which could have a significant adverse impact on operating costs. Initiatives to further regulate the disposal of oil and gas wastes are also proposed in certain states from time to time and may include initiatives at the county, municipal and local government levels. These various initiatives could have a similar adverse impact on operating costs.

The regulatory burden of environmental laws and regulations increases our cost and risk of doing business and consequently affects our profitability. The federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the “Superfund” law, imposes liability, without regard to fault, on certain classes of persons with respect to the release of a “hazardous substance” into the environment. These persons include the current or prior owner or operator of the disposal site or sites where the release occurred and companies that transported, disposed or arranged for the transport or disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for the federal or state government to pursue such claims.

It is also not uncommon for neighboring landowners and other third parties to file claims for personal injury or property or natural resource damages allegedly caused by the hazardous substances released into the environment. Under CERCLA, certain oil and gas materials and products are, by definition, excluded from the term “hazardous substances.” At least two federal courts have held that certain wastes associated with the production of crude oil may be classified as hazardous substances under CERCLA. Similarly, under the federal Resource, Conservation and Recovery Act, or RCRA, which governs the generation, treatment, storage and disposal of “solid wastes” and “hazardous wastes,” certain oil and gas materials and wastes are exempt from the definition of “hazardous wastes.” This exemption continues to be subject to judicial interpretation and increasingly stringent state interpretation. During the normal course of operations on properties in which we have an interest, exempt and non-exempt wastes, including hazardous wastes, that are subject to RCRA and comparable state statutes and implementing regulations are generated or have been generated in the past. The federal Environmental Protection Agency and various state agencies continue to promulgate regulations that limit the disposal and permitting options for certain hazardous and non-hazardous wastes.

We believe that the operator of the properties in which we have an interest is in substantial compliance with applicable laws, rules and regulations relating to the control of air emissions at all facilities on those properties. Although we maintain insurance against some, but not all, of the risks described above, including insuring the costs of clean-up operations, public liability and physical damage, there is no assurance that our insurance will be adequate to cover all such costs, that the insurance will continue to be available in the future or that the insurance will be available at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our financial condition and operations. Compliance with environmental requirements, including financial assurance requirements and the costs associated with the cleanup of any spill, could have a material adverse effect on our capital expenditures, earnings or competitive position. We do believe, however, that our operators are in substantial compliance with current applicable environmental laws and regulations. Nevertheless, changes in environmental laws have the potential to adversely affect operations. At this time, we have no plans to make any material capital expenditures for environmental control facilities.

Research and Development

We are not currently conducting any research and development activities, other than property explorations and assessments. None of the costs of these activities are borne by customers.

Employees

As of March 31, 2006, we have no part time or full time employees. Both of our directors work full time as independent contractors and work in the areas of business development and management. We currently engage independent contractors in the areas of accounting and legal services.

Management's Discussion and Analysis or Plan of Operation

The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Overview

Avalon is currently seeking the acquisition of mineral properties and oil and gas interests. At this time, we own interests in two oil and gas properties. Our oil and gas activities are currently conducted solely in the United States and are limited to the exploration of these properties; we do not currently own any interests in any mining properties.

We do not believe that our current cash resources will be able to maintain our current operations for an extended period of time. We will be required to raise additional funds or arrange for additional financing over the next 12 months to adhere to our development schedule. No assurance can be given, however, that we will have access to additional cash in the future, or that funds will be available on acceptable terms to satisfy our working capital requirements. If we are not able to arrange for additional funding or if our officers, directors and shareholders stop advancing funds to us, we may be forced to make other arrangements for financing such as loans or entering into strategic alliances. We have not identified any alternative sources of financing.

If operations and cash flow improve through future financing efforts, management believes that Avalon can continue to operate. However, no assurance can be given that management's actions will result in profitable operations.

Results of Operations from Inception January 1, 1996 to December 31, 2005

Revenues

We have not yet realized any revenue from operations to date. During the year ended December 31, 2005 the loss from operations is $1,950,963, as compared to $1,678,056 in 2004. This increase in loss was due to an increase in stock based compensation expenses and consulting expenses.

Expenses

From inception to December 31, 2005, we have incurred cumulative net losses of $16,395,323 resulting primarily from the write-down of $1,406,000 in our interests in oil and gas properties, write-down of $2,250,937 in our interest in ACGT Corporation, $128,888 write-down of our investment in Legacy Mining Ltd. and also as a result of selling, general and administrative expenses including a litigation settlement of $2,291,070; management and consulting fees of $3,988,699; office and general expenses of $2,232,137; professional fees of $865,008; interest expense of $98,282 and software development costs of $737,300. In addition, we received $130,000 in property option income as a recorded value of certain restricted shares in Golden Spirit Mining Ltd.

The cash and equivalents constitute our present internal sources of liquidity. Because we are not generating any significant revenues, our only external source of liquidity is the sale of our capital stock and any advances from officers, directors or shareholders.

Net Loss

Our net loss for the period from inception to December 31, 2005 was ($16,395,323). The loss was primarily due to legal fees, director fees, general and administrative costs and a write-down of interest in oil and gas properties and in ACGT Corporation. We expect to continue to incur losses for at least another two years.

Results of Operations for the Period from Inception to March 31, 2006 and for the Three Months Ended March 31, 2006

Revenues

We have not yet realized any revenue from operations to date. During the period from Inception to March 31, 2006 the loss from operations was $12,842,818, and for the three months ended March 31, 2006 the loss from operations was $187,720.

Expenses

Our expenses for the period from inception on January 1, 1996 to March 31, 2006 were $12,842,818 consisting of management and consulting fees of $4,057,397, professional fees of

$898,774, $2,291,070 in a litigation settlement, and 2,267,393 in general and administrative expenses. General and administrative expenses during this period included advertising and promotion, photography, computer, telephone, travel and entertainment expenses. For the three months ended March 31, 2006, our total expenses were $187,720, consisting mainly of $68,698 in management and consulting fees, $50,000 in stock-based compensation, $35,256 in general and administrative expenses, and $33,766 for professional fees.

Net Loss

Our net loss for the period from inception to March 31, 2006 was ($16,583,043). The loss was primarily due to management and consulting fees, general and administrative costs, a litigation settlement, and a write-down of interest in oil and gas properties and in ACGT Corporation. For the three months ended March 31, 2006, we incurred a net loss of ($187,720), due mainly to our lack of revenue and management and consulting fees.

Liquidity and Capital Resources

As of December 31, 2005, we had total assets of $1,254,942, compared to total assets in 2004 of $220,443. This includes a cash balance of $41,081, compared to a bank overdraft of $2,187 in 2004. We also have taxes recoverable of $810 and prepaid expenses of $0. We have $1,015,759 invested in oil and gas properties, which is represented by $1,015,757 for 13,189 acres of gas leases located in Utah, $1 for an oil and gas interest located in Wyoming and $1 for an oil and gas interest located in San Joaquin, California. We have available for sale securities with a fair value of $30,000 as at December 31, 2005, a long-term investment in Legacy Mining Ltd. recorded at a nominal value of $1 and a long-term receivable from Golden Spirit Gaming Ltd. at cost of $167,291. The increase in assets was primarily due the acquisition of the Uinta Basin property in Utah.

At December 31, 2005, we had current liabilities of $83,473, which was represented by accounts payable and accrued liabilities of $14,616 and $68,857 due to related parties. At December 31, 2004 we had current liabilities of $45,733. The increase in liabilities was due to an increase in funds due to related parties and an increase in accounts payable. At December 31, 2005, we had a working capital deficiency of $41,582, as compared to $41,105 in 2004.

We do not believe that our current cash resources will be able to maintain our current operations for an extended period of time. We will be required to raise additional funds or arrange for additional financing over the next 12 months to adhere to our development schedule. No assurance can be given, however, that we will have access to additional cash in the future, or that funds will be available on acceptable terms to satisfy our working capital requirements. If we are not able to arrange for additional funding or if our officers, directors and shareholders stop advancing funds to us, we may be forced to make other arrangements for financing such as loans or entering into strategic alliances. We have not identified any alternative sources of financing.

Our Plan of Operation for the Next Twelve Months

We anticipate that we will need to raise additional capital within the next 12 months in order to continue as a going concern. We hope to raise $800,000 to fund the next phase of the Shotgun Draw, Uinta basin Overpressured Gas Project which is a 2-D seismic line. To the extent that additional capital is raised through the sale of equity or equity-related securities, the issuance of such securities could result in dilution of our stockholders. There can be no assurance that additional funding will be available on favorable terms, if at all. If adequate funds are not available within the next 12 months, we may be required to curtail our operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our assets that we would not otherwise relinquish.

We do anticipate some expenditures within the next 12 months for its new acquisition in the Uinta Basin, Utah that should not affect our liquidity. We will be seeking quotes on performing seismic on its acreage and we will also be seeking quotes on the cost of an environmental impact study requested by the regulatory authorities in Utah. We will be seeking drilling permits in Utah and will incur costs towards an environmental study with respect to our 13,189 acres. In July 2005, based on a Well Development Report by Oso Energy Corporation, an engineering consulting firm based out of Durango, Colorado, it has been identified that the cost to drill each well would be at least $9,500,000 to a depth of about 16,000 feet. Management has retained surveyors, based on their availability, to conduct appropriate work required for a 2-D seismic line.

We may elect to raise funds for potential drilling through equity financing or possible joint venture partnerships. We do not anticipate any significant mineral exploration costs within the next 12 months, nor do we anticipate that we will lease or purchase any significant equipment within the next 12 months. We do not anticipate a significant change in the number of our employees within the next 12 months.

During 2006, our plan to perform a 2-D seismic line on our Shotgun Draw, Uinta Basin prospect is estimated at a cost of $550,000. Our plan is to fund this through equity and debt financings if available, including the proceeds of warrants exercised pursuant to this Prospectus.

Known Material Trends and Uncertainties

As of July 10, 2006; Avalon has no off balance sheet transactions that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

We believe that the above discussion contains a number of forward-looking statements. Our actual results and our actual plan of operations may differ materially from what is stated above. Factors which may cause our actual results or our actual plan of operations to vary include, among other things, decision of the Board of Directors not to pursue a specific course of action based on a re-assessment of the facts or new facts, changes in online diamond and jewelry sales, the diamond and jewelry distribution industry or general economic conditions.

Description of Property

Our Oil and Gas Properties

1. Uinta Basin, Utah. Uinta Basin Overpressured Gas Prospect. We have an undivided 85% working interest in a giant gas field lease in the prolific natural gas producing Uinta Basin, located in the Rockies in Utah. We have a 68% net revenue interest as well. This prospect is located approximately 32 miles north-northwest of Price, Utah, in the western portion of the Uinta Basin, which is so far only lightly drilled. Giant gas fields are known to be in the eastern portions of the basin. Based on the seismic data studies performed by EIS Environmental & Engineering Consulting of Utah, we believe that the geologic setting of this prospect area is similar to other basins producing abnormally-pressured natural gas in the Rocky Mountain area extending from Alberta Canada in the north to northern New Mexico in the south.

Our lease comprises 13,189 acres with a potential 4 trillion cubic feet (TCF) recoverable gas and is overpressured by a 0.55 - 0.85 gradient. In basins where gas generation exceeds gas loss, the reservoir becomes overpressured and is in an expanding condition, indicating favorable gas saturation for drilling purposes.

The property is located in the following areas of Wasatch County, Utah:

(1)	UTU-79756 Township 5 South, Range 10 West, USM (Containing 7,526.20 acres)
(2)	UTU-80169 Township 5 South, Range 10 West, USM (Containing 259.63 acres)
(3)	UTU-80171 Township 5 South, Range 10 West, USM (Containing 5,403.33 acres)

According to available data in the area, the prospect property has been delineated using several hundred miles of seismic data. The seismic data confirms the thick Emery pay section and shows several sediment wedges in the prospect area. This seismic data is contained in studies performed by EIS Environmental & Engineering Consulting of Utah. Based on these studies, we believe that available data supports a basin-wide deep gas accumulation covering the entire field. This giant gas lease borders other leases owned by EOG Resources Inc. (NYSE: EOG) and EnCana Corp (TSE: ECA.TO; NYSE: ECA).

The US Geological Survey estimated (in 1995) basin-center and deep-basin gas resources in the Rocky Mountain Laramide basins to be 250 TCF. The Drunkards Wash Field, just south of our prospect area is estimated to be between 2-4 TCF of recoverable gas. The Jonah Field Overpressured Gas Plain, which we believe to be analogous to our prospect area, has similar overpressuring, depth, reservoir rocks and is estimated to be 2.5+ TCF.

Based on the seismic data studies performed by EIS Environmental & Engineering Consulting of Utah, we estimate that the reserve potential for this property could be up to 4 TCF. We plan to drill into a target area comprising the Mesaverde and Emery Formations within this prospect, and estimate that we need to drill to a depth of 15,900 feet at costs of approximately $10.4M, as follows:

Intangible drilling costs $7.6M
Tangible drilling costs $1.6M
Completion costs $1.2M
------------------------------------------
Total approx $10.4M

Our current operations will be limited to funding the performance of a 2D-seismic study of the prospect, which is estimated to cost approximately $615,000.

2. LAK Ranch, Powder River Basin, Wyoming. We own a 0.7% gross overriding royalty interest on 6,360 acres of oil and natural gas rights located in the Powder River Basin of eastern Wyoming. An overriding royalty interest is an interest in oil and gas produced at the surface, free of the expense of production, in addition to the usual landowner’s royalty reserved to the lessor in an oil and gas lease, i.e., a royalty interest carved out of the working interest. We do not conduct any operations on this property; instead, this property is being jointly developed by Derek Oil and Gas Corporation and Ivanhoe Energy (USA) Inc. using thermal recovery technology. Ivanhoe is the operator of the property and some oil production has begun subsequent to December 31, 2004.

The LAK Ranch field, originally discovered in the 1920s, covers approximately 7,500 acres in the Powder River basin. Historically, oil production has been sporadic from a limited number of wells completed in the Newcastle Sand area due to the abnormally low reservoir temperature in this part of the basin.

However, the oil contains high levels of naphtha and the oil viscosity should make the existing oil respond dramatically to the application of heat through steam injection, thereby increasing the ability to enhance oil production. To date, Derek has completed steam-assisted gravity drainage (“SAGD”) test well pair that was drilled to a depth of 1,000 feet and 1,800 feet horizontally into the Newcastle sand formation. Prior to 2004, more than 5,000 barrels of oil were recovered in limited preliminary testing. During the year ended December 31, 2004, however, there was no production from the Wyoming property.

In November, 2004, the first part of a $900,000 3-D seismic survey was begun at LAK Ranch. In December, 2004, Ivanhoe Energy (USA) Inc. reported the successful completion of the data acquisition phase of the 3D seismic survey which yielded, in our estimate, excellent quality data. Plans have begun for an additional vertical well, located approximately 200 feet north of the existing horizontal well pair. This well will be used for pressure and/or temperature monitoring of steam injection and for calibrating the seismic survey with up-to-date sonic data. The vertical well location has been selected so that it may be used as a future steam injector. Drilling of the well was completed in March, 2005. In addition, Pacific Geotechnical Associates, of Bakersfield, California has been retained to prepare an independent geologic/reservoir model incorporating all of the available LAK Ranch Project data.

As of December 31, 2005, the operator has completed a $1,000,000 seismic survey shallow interpretation and successfully completed a third steam cycle. Since the commencement of continuous steaming in October 2005, the shallower Newcastle Sandstone, which is being developed under an existing agreement, is currently producing increased quantities of oil (from 40 to 60 barrels per day). In addition, three upcoming vertical injector well locations have been determined and a drilling rig has been located. Plans are in place to negotiate a drill date, while the 3D seismic results continue to unfold and assist with further understanding of the reservoir values. We have received $1,272 in oil royalties in 2005.

Facilities

We do not own any real or personal property. Since August 1, 2000, we have leased 1250 sq. ft of office space from Holm Investments Ltd., a shareholder of Avalon, at $2,050 per month. We also pay Holm Investments Ltd. the sum of $800 per month for office and secretarial services. Our principal corporate offices are located at 1288 Alberni Street, Suite 806, Vancouver, BC V6E 4N5.

Certain Relationships and Related Transactions

We pay Holm Investments Ltd., a shareholder, the sum of $800 per month for office and secretarial services. Holm Investments Ltd. is a private British Columbia corporation controlled by Mr. Andy Chu.

During the year ended December 31, 2005, we incurred $54,782 (2004 - $19,791) in rent and office expenses to a private company controlled by a shareholder, Holm Investments Ltd.

During the year ended December 31, 2005 we incurred $29,430 (2004 - $79,586) in director fees. At December 31, 2005, we owe $9,000 in director fees.

During the year ended December 31, 2005, we incurred $785,929 (2004 - $0) in consulting fees to significant shareholders (Palisades Financial Ltd., Advantage Nevada, Y.E.N.N. Asset Management, Inter-Orient Investments Ltd., May Joan Liu and Stephen Liu), and $30,540 (2004 - $61,000) in professional fees to an employee (John MacAskill).

During the year ended December 31, 2005, three companies controlled by significant shareholders received a total of $59,337 (2004 - $186,250). This consists of $36,000 which was earned by our shareholder Inter-Orient Investments, Ltd., a private Cayman Islands corporation, controlled by Kevin Gunther, Cilma Lamb, Donna Trott, John Swain, James Kidd and Michelle Bodden. Inter-Orient Investments, Ltd., provided us with investor relations services, relaying our business perspectives to potential investors outside North America. There was also $25,212 which was earned by our shareholder, Holm Investments, Ltd., a private British Columbia corporation controlled by Andy Chu. Holm Investments, Ltd. provided investor relations services, relaying our business perspectives to potential investors outside North America. We also had a $1,835 credit adjustment to HBK Investments Ltd., a private British Columbia corporation controlled by the late Joseph Beyrouti for investor relations services provided from 2002 to 2004. The agreement with HBK Investments Ltd. has expired and we have no other dealings or relationship with this company. Also during the year ended December 31, 2005, and a company controlled by a shareholder, Palisades Financial Ltd., a private British Columbia corporation controlled by May Joan Liu, earned $13,585 (2004 - $0) from us, pursuant to prepaid services agreements. Palisades Financial Ltd. provided investment banking services to us, especially in regard to funding for our Uinta Basin project.

At December 31, 2005 an amount of $167,291 (2004 - $45,811) is an outstanding receivable from Golden Spirit. Mr. Klein, our chief executive officer and one of our directors, is also a director of Golden Spirit. These amounts are non-interest bearing and have no specific terms of repayment. We do not expect to be repaid on this amount.

At December 31, 2005, the following amounts are due to related parties:

Due to:	Owed for:	December 1, 2005	December 1, 2004

Employee (Andy Chu) of a	Unpaid rent		$15,381
related party, Holm
Investments Ltd.

Director, Robert Klein	Unpaid Director’s fees		$2,000

Significant Shareholder (May	Unpaid reimbursement of	$68,857	$9,677
Joan Liu)	consulting and other
	expenses paid by
	shareholder on our behalf

		$68,857	$27,058

We currently have two prepaid services agreements with shareholders which are outstanding. Our agreement with Holm Investment Ltd. which expires February 1, 2007; the other is with Palisades Financial Ltd., which expires May 15, 2007. We will not using any proceeds of this Offering to pay these outstanding amounts.

Transactions with Promoters

On December 13, 2002, we entered into an agreement with HBK Investments Services Ltd., ("HBK") a private company controlled by a shareholder, with a two year term, whereby HBK will provide investor relations services to us (valued at $90,000) in exchange for 187,500 restricted shares of our common stock. HBK was controlled by the late Joseph Beyrouti. The investor relations individual will provide such services as researching, editing and generating a company profile, technical chart analysis, relaying our perspectives and distribution of corporate updates, including press releases. This agreement expired at the end of the two-year term, and we have no further dealings or any relationship with this company.

On January 15, 2004, we entered into an agreement with Inter-Orient Investments Ltd., ("Inter-Orient") a private company, for a two year term, whereby Inter-Orient was to provide investor relations services to us (valued at $72,000) in exchange for 600,000 restricted shares of our common stock. The investor relations individual was to provide such services as researching, editing and generating a company profile, relaying our business perspectives and distribution of corporate updates, including press releases. This agreement expired at the end of the two-year term.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock is quoted on the Over the Counter Bulletin Board, also called OTCBB, under the trading symbol “AVLN”. The market for our stock is subject to extreme fluctuations and highly volatile. We cannot assure you that there will be a market in the future for our common stock.

The high and low bid prices for shares of our common stock for our last two fiscal years, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board, is stated below. These quotation reflect inter-dealer prices, without retain mark-up, mark-down or commissions, and may not represent actual transactions.

According to quotes provided by Yahoo! Finance, our common stock has closed at:

Quarter	High	Low
2004 First Quarter	$0.09	$0.06
2004 Second Quarter	$0.08	$0.06
2004 Third Quarter	$0.14	$0.12
2004 Fourth Quarter	$0.20	$0.19
2005 First Quarter	$0.33	$0.15
2005 Second Quarter	$0.17	$0.11
2005 Third Quarter	$0.19	$0.11
2005 Fourth Quarter	$0.20	$0.10
2006 First Quarter	$0.14	$0.10
2006 Second Quarter	$0.16	$0.12

As of July 10, 2006, there were approximately 1,037 holders of record of our common stock.

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officer and our other most highly compensated executive officers for the fiscal years ended December 31, 2005 and December 31, 2004.

Summary Compensation Table

		Annual Compensation			Long Term Compensation

						Awards	Payout(s)

Name and				Other	Restricted	Securities
Principal				Annual	Stock	Underlying	LTIP	All Other
Position	Year	Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
		$	$	$	$	(#)	$	$
Robert
Klein,
President,
former	2005	23,423(1)	Nil	Nil	Nil	Nil	Nil	Nil
Secretary
and former
Treasurer
	2004	67,586(2)	Nil	Nil	Nil	Nil	Nil	10,000(3)
Carlton
Parfitt,
Secretary,
Treasurer,	2005	6,007(1)	Nil	Nil	Nil	Nil	Nil	Nil
and former
President
	2004	10,000(2)	Nil	Nil	Nil	Nil	Nil	10,000(3)
Conrado
Beckerman
, former	2004	1,000	Nil	Nil	Nil	Nil	Nil	Nil
President
Robert
Walters,
former	2004	1,000	Nil	Nil	Nil	Nil	Nil	Nil
President

(1)	Mr. Parfitt and Mr. Klein do not receive separate compensation to us for service as our officers; instead they are compensated for their services as our directors
(2)	Aggregate compensation received for services as directors
(3)	Mr. Parfitt and Mr. Klein each received 50,000 shares of our common stock, valued at $10,000; during the year ended December 31, 2004

Option/SAR Grants in Last Fiscal Year

No Options/SARs were granted in the last fiscal year to any executive officers.

Compensation of Directors

Individuals who serve as our directors also serve as our officers; their compensation received is for their service to us as our directors; the compensation received is not for their services as our officers. For the year ended December 31, 2005, Mr. Klein received accrued a salary of $2,400 per month for his services as one of our directors, and Mr. Parfitt accrued a salary of $750 per month for his services as one of our directors. For the year ended December 31, 2004, Mr. Klein accrued a salary of $4,000 per month for his services as one of our directors and Mr. Parfitt received no significant compensation for his services as one of our directors, except for stock compensation: each of Mr. Klein and Mr. Parfitt received 50,000 restricted shares of our common stock valued at $10,000, as the non-cash portion of their remuneration. None of the proceeds of this Offering will be used for compensation for our directors.

Financial Statements

Our Audited Consolidated Financial Statements as of December 31, 2005 and for the period from January 1, 1996 (Date of Inception) to December 31, 2005, and our Unaudited Consolidated Financial Statements as of March 31, 2006 and for the three month period ended March 31, 2006 and accumulated for the period from January 1, 1996 (Date of Inception) to March 31, 2006 follow as pages F-1 through F-33.

AVALON ENERGY CORPORATION
(Formerly Avalon Gold Corporation)
(An Exploration Stage Company)

FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Avalon Energy Corporation (formerly Avalon Gold Corporation)

We have audited the balance sheets of Avalon Energy Corporation (formerly Avalon Gold Corporation) (an exploration stage company) as at December 31, 2005 and 2004 and the statements of operations, stockholders' equity and cash flows for the years then ended and for the period from January 1, 1996 (inception) to December 31, 2005.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows and the changes in stockholders' equity for the years then ended and for the period from January 1, 1996 (inception) to December 31, 2005 in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has a working capital deficiency, has incurred significant losses since inception and further losses are anticipated in the exploration and development of its resource properties raising substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Dale Matheson Carr-Hilton LaBonte

 Dale Matheson Carr-Hilton LaBonte

CHARTERED ACCOUNTANTS

Vancouver, Canada

February 22, 2006

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

BALANCE SHEETS

	December 31, 2005	(As Restated - see Note 13) December 31, 2004

ASSETS

CURRENT ASSETS
Cash	$ 41,081	$ -
Taxes recoverable	810	610
Prepaid expenses	-	4,018
	41,891	4,628

AVAILABLE FOR SALE SECURITIES (Note 3)	30,001	120,001
DUE FROM GOLDEN SPIRIT GAMING LTD. (Note 8)	167,291	45,812
OIL AND GAS PROPERTIES, (full cost method of accounting, unproven) (Note 5)	1,015,759	50,002

	$ 1,254,942	$ 220,443

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Bank overdraft	$ -	$ 2,187
Accounts payable and accrued liabilities	14,616	16,488
Due to related parties (Note 8)	68,857	27,058
	83,473	45,733

STOCKHOLDERS' EQUITY (Note 7)
Convertible Preferred: - Class A voting stock, $0.001 par value, 5,000,000 shares authorized
- Class B voting stock, $0.001 par value, 5,000,000 shares authorized
Common stock, $.001 par value, 200,000,000 shares authorized
38,400,493 (December 31, 2004 - 22,630,493) shares issued and outstanding	78,116	62,346
Additional paid-in capital	22,117,599	19,220,819
Deferred Compensation (Note 6)	(68,290)	(193,462)
Deficit accumulated during the exploration stage	(20,855,956)	(18,904,993)
Accumulated other comprehensive loss (Note 3)	(100,000)	(10,000)
	1,171,469	174,710

	$ 1,254,942	$ 220,443

The accompanying notes are an integral part of these financial statements

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

STATEMENTS OF OPERATIONS

	Year ended December 31, 2005	(As Restated - see Note 13) Year ended December 31, 2004	Cumulative from January 1, 1996 (inception of exploration stage) to December 31, 2005

GENERAL AND ADMINISTRATIVE EXPENSES
Litigation settlement	$ -	$ -	$ 2,291,070
Management and consulting fees	1,062,889	634,939	3,988,699
Consulting fees - stock based compensation (Note 7)	620,640	338,500	1,610,140
Exploration Costs (Note 4)	1,000	112,678	113,678
Loss on settlement of debt (Note 7)	-	62,000	718,784
General and administrative	209,443	448,072	2,232,137
Professional fees	56,991	83,579	865,008
Interest expense	-	-	98,282
Software development costs	-	-	737,300

LOSS BEFORE THE FOLLOWING	1,950,963	1,679,768	12,655,098

Property Option Income	-	(130,000)	(130,000)
Write-down of interest in oil and gas properties	-	-	128,288
Write-down of interest in ACGT Corporation	-	-	1,406,000
Write-down of investment in Legacy Mining Ltd. (Note 3)	-	128,288	2,250,937
Loss on Iceberg Drive Inn Investment	-	-	85,000

NET LOSS FOR THE YEAR	$ (1,950,963)	$ (1,678,056)	$ (16,395,323)

BASIC NET LOSS PER SHARE	$ (0.06)	$ (0.09)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	33,961,718	18,534,786

The accompanying notes are an integral part of these financial statements

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM JANUARY 1, 1996 (INCEPTION OF EXPLORATION STAGE) TO DECEMBER 31, 2005

(As Restated - See Note 13)

	Number of shares	Amount	Additional Paid In Capital	Deferred Compensation	Treasury Stock	Deficit accumulated during the exploration stage	Total

Balance, January 1, 1996	499,499	$ 499	$ 4,361,401	$ -	$ (199,167)	$ (4,460,633)	$ (297,900)
Shares issued to settle litigation - Jan. 9, 1996	50,000	50	2,469,832	-	-	-	2,469,882
Net loss for the year ended December 31, 1996	-	-	-	-	-	(2,726,232)	(2,726,232)
Balance, December 31, 1996	549,499	549	6,831,233	-	(199,167)	(7,186,865)	(554,250)

Shares issued to settle note payable and accrued interest - Jan. 25, 1997	500,000	500	476,500	-	-	-	477,000
Shares issued for services at $.75 per share - April 15, 1997	55,000	55	41,195	-	-	-	41,250
Shares issued for services at $.25 per share - May 26, 1997	415,000	415	105,085	-	-	-	105,500
Net loss for the year ended December 31, 1997	-	-	-	-	-	(93,933)	(93,933)
Balance, December 31, 1997	1,519,499	1,519	7,454,013	-	(199,167)	(7,280,798)	(24,433)

Shares issued for services at $.12 per share - Dec. 28, 1998	200,000	200	23,800	-	-	-	24,000
Shares issued for services at $.05 per share - Dec. 28, 1998	15,000	15	735	-	-	-	750
Net loss for the year ended December 31, 1998	-	-	-	-	-	(45,655)	(45,655)
Balance, December 31, 1998	1,734,499	1,734	7,478,548	-	(199,167)	(7,326,453)	(45,338)

Shares issued for services at $.228 - Dec. 28, 1999	160,000	160	36,340	-	-	-	36,500

Net loss for the year ended December 31, 1999	-	-	-	-	-	(26,218)	(26,218)
Balance, December 31, 1999	1,894,499	1,894	7,514,888	-	(199,167)	(7,352,671)	(35,056)

Correction of treasury stock	-	-	(199,167)	-	199,167	-	-
Shares issued for software development at $.30 per share - March 23, 2000	2,000,000	2,000	598,000	-	-	-	600,000
Shares issued for services and interest at $.10 per share - Sept. 22, 2000	132,500	133	13,117	-	-	-	13,250
Shares issued for interest in oil and gas property at $.29 per share - Sept. 22, 2000	5,500,000	5,500	1,589,500	-	-	-	1,595,000
Shares issued for services and advances at $0.42 per share - Sept. 24, 2000	730,000	730	305,870	-	-	-	306,600
Shares issued for services at $.75 per share - Nov. 6, 2000	474,402	474	355,326	-	-	-	355,800
Share reconciliation	(968)	(1)	-	-	-	-	(1)
Net loss for the year ended December 31, 2000	-	-	-	-	-	(1,223,108)	(1,223,108)
Balance, December 31, 2000	10,730,433	$ 10,730	$ 10,177,534	$ -	$ -	$ (8,575,779)	$ 1,612,485

The accompanying notes are an integral part of these financial statements

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM JANUARY 1, 1996 (INCEPTION OF EXPLORATION STAGE) TO DECEMBER 31, 2005

(As Restated - See Note 13)

	Number of shares	Amount	Additional Paid In Capital	Deferred Compensation	Stock subscribed	Deficit accumulated during the exploration stage	Total

Balance forward, December 31, 2000	10,730,433	$ 10,730	$ 10,177,534	$ -	$ -	$ (8,575,779)	$ 1,612,485
Common stock subscriptions, 1,000,000 shares at $.70 per share, net of finder's fee of $70,000 - Jan. 30, 2001	-	-	-		630,000	-	630,000
Shares issued for Harvester Property finder's fee at $.585 per share - Feb. 27, 2001	50,000	50	29,200	-	-	-	29,250
Shares issued for debt at $.72 per share - March 27, 2001	431,274	431	310,086	-	-	-	310,517
Shares issued for cash at $.50 per share - July 13, 2001	350,000	350	174,650	-	-	-	175,000
Shares issued for debt at $.50 per share - Aug. 15, 2001	434,458	435	216,794	-	-	-	217,229
Common stock subscriptions, 6,000 shares at $.50 per share - July 10, 2001	-	-	-	-	3,000	-	3,000
Shares issued for cash at $.30 per share, net of finder's fee of $30,000 - Oct. 12, 2001	1,000,000	1,000	269,000	-	-	-	270,000
Shares issued for debt at $.40 per share - Nov. 5, 2001	528,333	528	210,805	-	-	-	211,333
Shares issued for deferred compensation at $.47 per share - Nov. 15, 2001	200,000	200	93,800	(94,000)	-	-	-
Deferred compensation expense recorded in the year	-	-	-	3,917	-	-	3,917
Net loss for the year ended December 31, 2001	-	-	-		-	(3,120,340)	(3,120,340)
Balance, December 31, 2001	13,724,498	13,724	11,481,869	(90,083)	633,000	(11,696,119)	342,391

Shares returned to treasury and cancelled - Jan. 21, 2002	(47,500)	(47)	(9,453)	-	-	-	(9,500)
Shares issued from stock subscriptions - Jan. 31, 2002	1,000,000	1,000	629,000	-	(630,000)	-	-
Shares issued for services at $.34 per share - Feb. 19, 2002	916,108	916	310,562	-	-	-	311,478
Shares issued for acquisition of rights at $.33 per share - March 6, 2002	4,000,000	4,000	1,316,000	-	-	-	1,320,000
Shares issued for services at $.34 per share - March 31, 2002	350,000	350	118,650	-	-	-	119,000
Shares issued for services at $.14 per share - May 21, 2002	4,297,213	4,297	597,313	-	-	-	601,610
Shares returned to treasury and cancelled - June 5, 2002	(100,000)	(100)	(32,900)	-	-	-	(33,000)
Shares issued for cash at $0.50 per share - Sept. 5, 2002	6,000	6	2,994	-	(3,000)	-	-
Shares issued for services at $0.08 per share - Sept 5, 2002	2,120,000	2,120	167,480	-	-	-	169,600
Shares issued for fees at $0.08 per share - Sept. 5, 2002	400,000	400	31,600	-	-	-	32,000
Balance, December 11, 2002	26,666,319	$ 26,666	$ 14,613,115	$ (90,083)	$ -	$ (11,696,119)	$ 2,853,579

The accompanying notes are an integral part of these financial statements

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM JANUARY 1, 1996 (INCEPTION OF EXPLORATION STAGE) TO DECEMBER 31, 2005

(As Restated - See Note 13)

	Number of shares	Amount	Additional Paid In Capital	Deferred Compensation	Stock subscribed	Deficit accumulated during the exploration stage	Total

Balance, December 11, 2002	26,666,319	$ 26,666	$ 14,613,115	$ (90,083)	$ -	$ (11,696,119)	$ 2,853,579
Share consolidation, 1:10 on December 12, 2002	(23,999,688)	-	-	-	-	-	-

Balance forward, December 12, 2002 after 1:10 split	2,666,631	26,666	14,613,115	(90,083)	-	(11,696,119)	2,853,579
Shares issued for deferred compensation at $0.12 per share - Dec. 13, 2002	6,500,000	6,500	773,500	(780,000)	-	-	-
Shares issued for services at $0.12 per share - Dec. 16, 2002	3,690,000	3,690	439,110		-	-	442,800
Deferred compensation expense recorded in the year				44,707			44,707
Net loss for the year ended December 31, 2002	-	-	-	-	-	(3,360,353)	(3,360,353)

Balance, December 31, 2002	12,856,631	36,856	15,825,725	(825,376)	-	(15,056,472)	(19,267)
Shares issued for stock options at $.15 - Jan. 2, 2003	300,000	300	44,700	-	-	-	45,000
Shares issued for stock options at $.15 -Jan. 24, 2003	100,000	100	14,900	-	-	-	15,000
Shares issued for stock options at $.15 -Feb.18, 2003	100,000	100	14,900	-	-	-	15,000
Shares issued for stock options at $.15-Feb.25, 2003	250,000	250	37,250	-	-	-	37,500
Shares issued for stock options at $.15 - Mar.3, 2003	1,950,000	1,950	290,550	-	-	-	292,500
Shares returned to treasury and cancelled - Mar. 6, 2003	(1,333)	(1)	(5,499)	-	-	-	(5,500)
Shares issued for cash at $.125 per share - Mar. 17,2003	800,000	800	99,200	-	-	-	100,000
Shares issued for stock options at $.15 - May 12, 2003	700,000	700	104,300	-	-	-	105,000
Shares issued for stock options at $.15 - May 30, 2003	700,000	700	104,300	-	-	-	105,000
Shares issued for stock options at $.03 - June 13, 2003	900,000	900	26,100	-	-	-	27,000
Shares issued for stock options at $.03 - June 23, 2003	300,000	300	8,700	-	-	-	9,000
Shares issued for stock options at $.03 - June 26, 2003	100,000	100	2,900	-	-	-	3,000
Shares returned to treasury and cancelled - July 11, 2003	(800,000)	(800)	(39,200)	-	-	-	(40,000)
Shares issued for stock options at $.03 - July 24, 2003	325,000	325	9,425	-	-	-	9,750
Shares issued for stock options at $.03 - August 1, 2003	275,000	275	7,975	-	-	-	8,250
Shares issued for stock options at $.03 - August 3, 2003	100,000	100	2,900	-	-	-	3,000
Shares issued for stock options at $.03 - August 11, 2003	225,000	225	6,525	-	-	-	6,750
Shares issued for stock options at $.03 - August 14, 2003	75,000	75	2,175	-	-	-	2,250
Shares issued for stock options at $.04 - August 14, 2003	425,000	425	16,575	-	-	-	17,000

	19,680,298	$ 43,680	$ 16,574,401	$ (825,376)	$ -	$ (15,056,472)	$ 736,233

The accompanying notes are an integral part of these financial statements

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM JANUARY 1, 1996 (INCEPTION OF EXPLORATION STAGE) TO DECEMBER 31, 2005

(As Restated - See Note 13)

	Number of shares	Amount	Additional Paid In Capital	Deferred Compensation	Share subscriptions receivable	Deficit accumulated during the exploration stage	Total

Balance carried forward	19,680,298	$ 43,680	$ 16,574,401	$ (825,376)	$ -	$ (15,056,472)	$ 736,233
Shares issued for stock options at $.04 - August 29, 2003	1,275,000	1,275	49,725	-	-	-	51,000

Balance, September 7, 2003	20,955,298	44,955	16,624,126	(825,376)	-	(15,056,472)	787,233
Share consolidation, 1:4 on September 8, 2003	(15,716,473)	-	-	-	-	-	-

Balance forward, September 8, 2003 after 1:4 split	5,238,825	44,955	16,624,126	(825,376)	-	(15,056,472)	787,233

Shares issued for services at $0.30 per share - October 3, 2003	276,667	277	82,723	-	-	-	83,000
Shares issued for stock options at $.19 - October 3, 2003	425,000	425	80,325	-	-	-	80,750
Shares issued for stock options at $.19 - October 6, 2003	150,000	150	28,350	-	-	-	28,500
Shares issued for stock options at $.21- October 21, 2003	400,000	400	63,600	-	-	-	64,000
Shares issued for stock options at $.11- October 24, 2003	111,125	111	12,113	-	(10,984)	-	1,240
Shares issued for stock options at $.09- October 27, 2003	400,000	400	35,600	-	(36,000)	-	-
Shares issued for mining property at $.18 - October 27, 2003	50,000	50	8,950	-	-	-	9,000
Shares issued for stock options at $.08 - November 3, 2003	435,000	435	34,365	-	(34,800)	-	-
Shares issued for stock options at $.08 - November 12, 2003	500,000	500	39,500	-	(40,000)	-	-
Shares issued for stock options at $.08 - November 13, 2003	185,000	185	14,615	-	(14,800)	-	-
Shares issued for stock options at $.08 - November 18, 2003	645,000	645	50,955	-	(51,600)	-	-
Shares issued for stock options at $.08 - November 24, 2003	548,875	548	43,362	-	(43,910)	-	-
Shares returned to treasury and cancelled - December 15, 2003	(60,000)	(60)	(17,940)	-	-	-	(18,000)
Share reconciliation	-	-	(1)	-	-	-	-
Stock Based Compensation	-	-	651,000	-	-	-	651,000
Deferred compensation expense recorded in the year	-	-	-	352,332	-	-	352,332
Net loss for the year ended December 31, 2003	-	-	-	-	-	(2,170,465)	(2,170,465)

Balance, December 31, 2003	9,305,492	$ 49,021	$ 17,751,644	$ (473,044)	$ (232,094)	$(17,226,937)	$ (131,410)

The accompanying notes are an integral part of these financial statements

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM JANUARY 1, 1996 (INCEPTION OF EXPLORATION STAGE) TO DECEMBER 31, 2005

(As Restated - see Note 13)

	Number of shares	Amount	Additional Paid In Capital	Accumulated Other Comprehensive Income (loss)	Deferred Compensation	Share subscriptions receivable	Deficit accumulated during the exploration stage	Total

December 31, 2003 - balance carried forward	9,305,492	$ 49,021	$ 17,751,644	$ -	$ (473,044)	$ (232,094)	$ (17,226,937)	$ (131,410)

Shares issued for services at $0.12 - January 15, 2004	1,050,000	1,050	124,950	-	126,000	-	-	-
Share subscriptions received - January 21, 2004	-	-	-	-	-	232,094	-	232,094
Shares issued for debt at $0.11 - February 11, 2004	1,550,000	1,550	168,950	-	-	-	-	170,500
Shares issued for mineral property at $0.11 - February 27, 2004	1,000,000	1,000	109,000	-	-	-	-	110,000
Shares issued for debt at $0.08 - May 26, 2004	2,500,000	2,500	197,500	-	-	-	-	200,000
Shares issued for stock options at $0.06 - July 7, 2004	1,375,000	1,375	81,125	-	-	-	-	82,500
Shares returned and cancelled - July 9, 2004	(210,000)	(210)	(18,790)	-	-	-	-	(19,000)
Shares issued for stock options at $.08 - September 17, 2004	1,000,000	1,000	79,000	-	-	-	-	80,000
Shares returned and cancelled - September 28, 2004	(1,000,000)	(1,000)	(79,000)	-	-	-	-	(80,000)
Shares issued for stock options at $.06 - September 28, 2004	1,125,000	1,125	66,375	-	-	-	-	67,500
Shares issued for services at $0.12 - October 1, 2004	100,000	100	12,900	-	13,000	-	-	-
Shares issued for stock options at $.08 - October 7, 2004	600,000	600	47,400	-	-	-	-	48,000
Shares issued for stock options at $.08 - November 22, 2004	3,300,000	3,300	260,700	-	-	-	-	264,000
Shares issued for stock options at $.08 - November 23, 2004	700,000	700	55,300	-	-	-	-	56,000
Shares returned and cancelled - November 23, 2004	(300,000)	(300)	(23,700)	-	-	-	-	(24,000)
Shares returned and cancelled - November 24, 2004	(65,000)	(65)	(10,435)	-	-	-	-	(10,500)
Shares issued for salaries - December 1, 2004	100,000	100	19,900	-	-	-	-	20,000
Shares returned and cancelled - November 23, 2004	(2,000,000)	(2,000)	(158,000)	-	-	-	-	(160,000)
Shares issued for stock options at $0.08 - December 8, 2004	1,250,000	1,250	98,750	-	-	-	-	100,000
Shares issued for stock options at $0.08 - December 13, 2004	475,000	475	37,525	-	-	-	-	38,000
Shares issued for stock options at $0.08 - December 16, 2004	775,000	775	61,225	-	-	-	-	62,000
Stock Based Compensation	-	-	338,500	-	-	-	-	338,500
Deferred compensation expense recorded in the year	-	-	-	-	418,582	-	-	418,582
Other comprehensive loss:
Unrealized losses on available for sale securities	-	-	-	(10,000)	-	-	-	(10,000)
Net loss for the year ended December 31, 2004	-	-	-	-	-	-	(1,678,056)	(1,678,056)
Balance, December 31, 2004	22,630,492	$ 62,346	$ 19,220,819	$ (10,000)	$ (193,462)	$ -	$ (18,904,993)	$ 174,710

The accompanying notes are an integral part of these financial statements

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM JANUARY 1, 1996 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31, 2005

                 (As Restated - See Note 13)

	Number of shares	Amount	Additional Paid In Capital	Accumulated Other Comprehensive Income (loss)	Deferred Compensation	Share subscriptions receivable	Deficit accumulated during the exploration stage	Total
Balance December 31, 2004	22,630,492	$ 62,346	$ 19,220,819	$ (10,000)	$ (193,462)	$ -	$ (18,904,993)	$ 174,710
Shares issued for stock options at $0.28 - January 20, 2005	500,000	500	139,500	-	-	-	-	140,000
Shares issued for stock options at $0.26- January 21, 2005	300,000	300	77,700	-	-	-	-	78,000
Shares issued for services at $0.26 - January 21, 2005	50,000	50	12,950	-	-	-	-	13,000
Shares issued for cash at $0.15 - February 4, 2005, net of finder's fee of $130,900 (Note 7(1))	5,950,000	5,950	755,650	-	-	-	-	761,600
Shares issued for finder's fees at $0.22 - February 7, 2005 (Note 7(1)).	1,795,000	1,795	393,105	-	-	-	-	394,900
Shares issued for services at $0.22 - February 7, 2005	250,000	250	54,750	-	-			55,000
Shares issued for stock options at $0.20 - February 10, 2005	65,000	65	12,935	-	-	-	-	13,000
Shares issued for services at $0.18 - February 17, 2005	100,000	100	17,900	-	-	-	-	18,000
Shares issued for stock options at $0.18 - February 25, 2005	25,000	25	4,475	-	-	-	-	4,500
Shares issued for stock options at $0.18 - March 22, 2005	188,000	188	33,652	-	-	-	-	33,840
Shares issued for stock options at $0.14 - April 7, 2005	250,000	250	34,750	-	-	-	-	35,000
Shares issued for stock options at $0.11 - April 21, 2005	500,000	500	54,500	-	-	-	-	55,000
Shares issued for stock options at $0.13 - May 17, 2005	450,000	450	58,050	-	-	-	-	58,500
Shares issued for stock options at $0.11 - April 29, 2005	250,000	250	27,250	-	-	-	-	27,500
Shares issued for stock options at $0.13 - May 26, 2005	650,000	650	83,850	-	-	-	-	84,500
Shares issued for stock options at $0.13 - June 14, 2005	250,000	250	32,250	-	-	-	-	32,500
Shares issued for stock options at $0.13 - June 28, 2005	325,000	325	41,925	-	-	-	-	42,250
Shares issued for services at $0.14 - June 28, 2005	400,000	400	55,600	-	-	-	-	56,000
Shares issued for stock options at $0.12 - August 10, 2005	615,000	615	73,185	-	-	-	-	73,800
Shares issued for stock options at $0.12 - August 11, 2005	125,000	125	14,875	-	-	-	-	15,000
Shares returned and cancelled- August 30, 2005	(125,000)	(125)	(16,125)	-	-	-	-	(16,250)
Shares issued for stock options at $0.11 - August 12, 2005	1,725,000	1,725	188,025	-	-	-	-	189,750
Shares issued for stock options at $0.11 - September 14, 2005	255,000	255	27,795	-	-	-	-	28,050
Shares issued for stock options at $0.11 - September 22, 2005	250,000	250	27,250	-	-	-	-	27,500
Shares issued for stock options at $0.11 - October 12, 2005	245,000	245	26,705	-	-	-	-	26,950
Shares issued for stock options at $0.13 - November 30, 2005	100,000	100	12,900	-	-	-	-	13,000
Shares issued for stock options at $0.11 - December 21, 2005	282,000	282	30,738	-	-			31,020
Stock based compensation	-	-	620,640	-	-	-	-	620,640
Deferred compensation expense recorded in the year	-	-	-	-	125,172	-	-	125,172
Other comprehensive loss:	-	-	-	-	-	-	-	-
Unrealized losses on available for sale securities	-	-	-	(90,000)	-	-	-	(90,000)
Net loss for the year ended December 31, 2005	-	-	-	-	-	-	(1,950,963)	(1,950,963)
Balance December 31, 2005	38,400,493	$ 78,116	$ 22,117,599	$ (100,000)	$ (68,290)	$ -	$(20,855,956)	$ 1,171,469

The accompanying notes are an integral part of these financial statements

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2005	(As Restated - See Note 13) Year ended December 31, 2004	Cumulative from January 1, 1996 (inception of exploration stage) to December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year	$ (1,950,963)	$ (1,678,056)	(16,395,323)
Adjustments to reconcile net loss to net cash from operating activities:
- fees and services paid for with common shares	250,922	907,582	3,130,714
- stock based compensation	620,640	338,500	1,610,140
- interest paid for with common shares	-	-	80,872
- loss on settlement of debt	-	62,000	718,784
- software development costs paid for with common shares	-	-	600,000
- non cash exploration costs	-	110,000	110,000
- write-down of interest in oil and gas properties	-	-	2,250,937
- write-down of interest in ACGT Corporation	-	-	1,406,000
- write-down of investment in Legacy Mining Ltd.	-	128,288	128,288
- loss on Iceberg Drive Inn investment	-	-	85,000
- non cash option income received in shares	-	(130,000)	(130,000)
- other non-cash expenses	-	-	2,557,382
- net changes in working capital items	1,946	(312,678)	268,287
CASH FLOWS USED IN OPERATING ACTIVITIES	(1,077,455)	(574,364)	(3,578,919)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in Iceberg Acquisition Corporation	-	-	(120,000)
Interest in oil and gas properties	(701,757)	(50,000)	(1,436,691)
CASH FLOWS USED IN INVESTING ACTIVITIES	(701,757)	(50,000)	(1,556,691)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft (repayment)	(2,187)	2,187	-
Net proceeds on sale of common stock	1,902,160	354,500	3,451,900
Net proceeds (receivable) from common stock subscriptions	-	-	633,000
Net advances (to) from related parties	(79,680)	265,415	671,791
Advances receivable	-	-	420,000
CASH FLOWS FROM FINANCING ACTIVITIES	1,820,293	622,102	5,176,691

INCREASE (DECREASE) IN CASH	41,081	(2,262)	41,081

CASH, BEGINNING OF YEAR	-	2,262	-
			-
CASH, END OF YEAR	$ 41,081	$ -	$ 41,081

Supplemental cash flow information (See Note 9)

The accompanying notes are an integral part of these financial statements

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

(As Restated - see Note 13)

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company was incorporated as Venture Investments Inc. under the Laws of the State of Nevada on November 29, 1983.  The Company underwent a name change to Asdar Group on December 10, 1987, a name change to Precise Life Sciences Ltd. on April 30, 2002, a name change to Iceberg Brands Corporation on February 18, 2003, a name change to Avalon Gold Corporation on August 28, 2003 and a name change to Avalon Energy Corporation on March 22, 2005.  The Company was dormant from 1991 to 1996 and currently has no revenue generating operations.  In accordance with SFAS #7, the Company was considered a development stage company since January 1, 1996 and as a result of changing its business focus to acquisition and exploration of resource properties is considered to be an exploration stage company.

Going Concern

The financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not generated any revenues or completed development of any commercially acceptable products or services to date, has a working capital deficiency of $41,582 at December 31, 2005 and has incurred losses of $20,855,956 since inception, and further significant losses are expected to be incurred in the exploration and development of its mineral properties.  The Company will depend almost exclusively on outside capital through the issuance of common shares to finance ongoing operating losses and to fund the acquisition, exploration and development of its mineral properties.  The ability of the Company to continue as a going concern is dependent on raising additional capital and ultimately on generating future profitable operations.  There can be no assurance that the Company will be able to raise the necessary funds when needed to finance its ongoing costs.  These factors raise substantial doubt about the ability of the Company to continue as a going concern.  The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in United States dollars and are prepared in accordance with accounting principles generally accepted in the United States.

Use of Estimates and Assumptions

Preparation of the Company's financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Mineral property costs

Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified.  To date the Company has not established any proven or probable reserves on its mineral properties.  The Company has adopted the provisions of SFAS No. 143 "Accounting for Asset Retirement Obligations" which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets.  The adoption of this standard has had no effect on the Company's financial position or results of operations.  As at December 31, 2005, any potential obligations relating to the retirement of the Company's assets are not yet determinable.

Oil and Gas Properties

The Company utilizes the full cost method to account for its investment in oil and gas properties.  Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, capitalized interest costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool.  As at December 31, 2005, the Company has no properties with proven reserves.  When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves.

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 30, 2005 AND 2004

(As Restated - see Note 13)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Oil and Gas Properties, continued

Investments in unproved properties and major development projects including capitalized interest, if any, are not depleted until proved reserves associated with the projects can be determined.  If the future exploration of unproved properties are determined uneconomical the amount of such properties are added to the capitalized cost to be depleted.  As at December 31, 2005, all of the Company's oil and gas properties were unproved and were excluded from depletion.  At December 31, 2005, management believes none of the Company's unproved oil and gas properties were considered impaired.

The capitalized costs included in the full cost pool are subject to a "ceiling test", which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions plus the lower of cost and estimated net realizable value of unproven properties.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107. Disclosures about Fair Value of Financial Instruments.  The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies.  The fair value of financial instruments classified as current assets or liabilities, including cash, accounts payable, and amounts due to related parties have an approximate carrying value due to the short-term maturity of the instruments.

Foreign Currency Translation

The financial statements are presented in United States dollars.  In accordance with SFAS No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date.  Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

Available For Sale Securities

The Company holds marketable equity securities which are available-for-sale and as such, their carrying value is adjusted to market at the end of each reporting period.  As required by SFAS 130, unrealized gains and losses on these investments are recorded as a component of accumulated other comprehensive income (loss) and are recorded as a component of net income (loss) when realized.  However, if there is a permanent decline in the available-for-sale securities, this adjustment is taken into income in the period.  During 2004 the Company wrote down its investment in Legacy Mining Ltd. down to $1 because management had determined that it was not recoverable within a reasonable period of time.

Stock-Based Compensation

In December 2002, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148"), an amendment of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123").  The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in financial information.  The disclosure provisions of SFAS No. 148 were effective for the Company for the year ended December 31, 2003.

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 30, 2005 AND 2004

(As Restated - see Note 13)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation, continued

The Company has elected to continue to account for stock options granted to employees and officers using the intrinsic value based method in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB No. 25") and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above.  Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company's stock and the amount an employee must pay to acquire the stock.  Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period.  In addition, with respect to stock options granted to employees, the Company provides pro-forma information as required by SFAS No. 123 showing the results of applying the fair value method using the Black-Scholes option pricing model.

The following table illustrates the pro forma effect on net income (loss) and net income (loss) per share as if the Company had accounted for stock-based employee compensation using the fair value provisions of SFAS No. 123 using the assumptions as described in Note 7:

		December 31, 2005	December 31, 2004
Net loss for the year	As reported	$ (1,950,963)	$ (1,678,056)
Additional SFAS 123 compensation expense	Pro-forma	(40,800)	(147,500)
Net loss for the period under SFAS 123	Pro-forma	$ (1,991,763)	$ (1,825,556)

Basic net loss per share under SFAS 123	Pro-forma	$ (0.05)	$ (0.08)

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force ("EITF") in Issue No. 96-18.  Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable.  The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the Financial Accounting Standards Board Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certain applications of APB No. 25.

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences).  The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R, "Share Based Payment". SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005.

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 30, 2005 AND 2004

(As Restated - see Note 13)

Management is currently evaluating the impact of the adoption of this standard on the Company's results of operations and financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 ("SAB 107") to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during its implementation of SFAS 123R.

RECENT ACCOUNTING PRONOUNCEMENTS (continued)

In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143" (FIN 47).  Asset retirement obligations (AROs) are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset, except for certain obligations of lessees. FIN 47 clarifies that liabilities associated with asset retirement obligations whose timing or settlement method are conditional on future events should be recorded at fair value as soon as fair value is reasonably estimable. FIN 47 also provides guidance on the information required to reasonably estimate the fair value of the liability. FIN 47 is intended to result in more consistent recognition of liabilities relating to AROs among companies, more information about expected future cash outflows associated with those obligations stemming from the retirement of the asset(s) and more information about investments in long-lived assets because additional asset retirement costs will be recognized by increasing the carrying amounts of the assets identified to be retired. FIN 47 is effective for fiscal years ending after December 15, 2005. Management is currently evaluating the impact, which the adoption of this standard will have on the Company's financial statements.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. This Statement replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. The Company believes this Statement will have no impact on the financial statements of the Company.

In July 2005, the FASB issued SFAS No. 154, Accounting for Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3. Under the provisions of SFAS No. 154, a voluntary change in accounting principle requires retrospective application to prior period financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. A change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets must be accounted for as a change in accounting estimate effected by a change in accounting principle. The guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate was not changed. The Company will implement this new standard beginning January 1, 2006. This standard is not expected to have a significant effect on the Company's reported financial position or earnings.

.In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("FSP FAS 115-1"), which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss. FSP FAS 115-1 also includes accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP FAS 115-1 is required to be applied to reporting periods beginning after December 15, 2005. The Company is required to adopt FSP FAS 115-1 in the second quarter of fiscal 2006. Management does not expect the adoption of this statement will have a material impact on our results of operations or financial condition. Management is currently evaluating the impact, which the adoption of this standard will have on the Company's financial statements.

NOTE 3 - AVAILABLE FOR SALE SECURITIES

During 2004, the Company received 2,000,000 restricted Rule 144 shares of Golden Spirit Minerals Ltd. ("Golden Spirit"), a public company with directors and significant shareholders in common. The restricted shares were received as non-refundable consideration pursuant to agreements with Golden Spirit dated November 10, 2004 and December 10, 2004 to acquire certain mineral property interests from the Company.  These agreements were subsequently terminated.

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 30, 2005 AND 2004

(As Restated - see Note 13)

Effective December 31, 2004 the Company recorded an unrealized loss in the carrying value of its available-for-sale securities totalling $10,000 which was recorded as other comprehensive loss for the year.  During the year ended December 31, 2005 the Company recorded an additional unrealized loss in the carrying value of its available-for-sale securities totalling $90,000 which was recorded as other comprehensive loss for the year.

NOTE 3 - AVAILABLE FOR SALE SECURITIES (continued)

On December 31, 2003, the Company agreed to settle an outstanding debt receivable of $122,988 from Legacy Mining Ltd. ("Legacy") for the issue of 1,229,880 restricted shares of Legacy at a value of $0.10 per share representing a 9.8% interest in Legacy. These restricted shares were issued to the Company on February 20, 2004.  Legacy is a non-reporting entity with a director in common. Legacy is applying for listing on the OTC:BB and intends to become a fully reporting company in the USA.  In fiscal 2004, the Company wrote this investment down to $1 because management determined that it was not recoverable within a reasonable period of time.

NOTE 4 - MINERAL PROPERTIES

Deposit on acquisition of Mayske Gold Property, Ukraine

On September 22, 2003, the Company signed a Letter of Intent to acquire the Mayske Gold Property located in the Odessa Region, Ukraine. The Company intended to acquire a 75% interest in the property and possibly up to a 90% interest.  The Company issued 50,000 restricted common shares valued at $9,000 as a deposit towards the acquisition. An additional 450,000 restricted shares were to  be issued when the additional 15% was acquired.  The Company issued 15,000 common shares valued at $1,500 to an individual as consideration for representing the Company in the Ukraine.  During the second quarter of 2004, the Company completed its due diligence in Ukraine and elected to abandon this project and returned 50,000 restricted post-reverse split common shares valued at $9,000 and 15,000 post-reverse split common shares valued at $1,500 to the treasury for cancellation.

LSA Mineral Claims

By Agreement dated January 26, 2004 and subsequent amendments dated March 8, 2004 and August 11, 2004 the Company agreed to acquire a ninety-percent (90%) interest in seven (7) lode mining claims known as the LSA claims, located in Lander County, Nevada. The Company issued 1,000,000 restricted common shares valued at $110,000 and paid $1,000 upon signing the agreement. Under the terms of the agreement, the Company paid $2,500 by April 26, 2004.  Thereafter, on the last day of each month from May, 2004 to February, 2005, the Company must pay an additional $500 in cash.  In addition the Company is still required to issue $17,500 in restricted shares on September 30, 2005 to earn its ninety-percent (90%) interest.  In March 2005, $1,000 was paid to Legacy for costs associated with the review of claims surrounding the LSA property.  As of December 31, 2005, the Company has issued shares valued at $110,000 and paid $4,000 towards the acquisition which has been recorded as exploration costs for fiscal 2004.  As of December 31, 2005, management has decided not to proceed with its acquisition of the LSA claims.

NOTE 5 - OIL AND GAS PROPERTIES

Oil and gas properties include the following:

	December 31,	December 31,
	2005	2004
	$	$

Acquisition and exploration costs, unproved, not subject to depletion.	1,015,759	50,002

The Company's oil and gas activities are currently conducted in the United States. The following costs were incurred in oil and gas acquisition and exploration activities:

Harvester Property, California, USA:

The Company owns a 2% royalty interest carried at a nominal value of $1 due to the uncertainty of realization.

LAK Ranch Oil Project, Wyoming, USA:

The Company owns a 0.7% gross overriding royalty interest on 6,360 acres of oil and natural gas rights located in the Powder River Basin of eastern Wyoming carried at a nominal value of $1 due to the uncertainty of realization.

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 30, 2005 AND 2004

(As Restated - see Note 13)

NOTE 5 - OIL AND GAS PROPERTIES (continued)

Uinta Basin Property, Utah:

On October 26, 2004, the Company entered into a Letter of Intent with Pioneer Oil and Gas ("Pioneer"), whereby the Company could acquire an undivided Eighty-Five Percent (85%) working interest and an undivided Sixty-Eight (68%) net revenue interest in 13,189 acres located in Wasatch County, Utah, known as the "Uinta Basin".  The Company paid Pioneer a deposit of $50,000 for the exclusive right to enter into a Participation Agreement with Pioneer on or before January 18, 2005.

On January 18, 2005, the Company entered into the Participation Agreement with Pioneer as described above.  The total consideration paid to Pioneer, including the $50,000 deposit described above, was $706,279.  In addition, the Company issued 1,200,000 restricted common shares valued at $264,000 on February 7, 2005 as finders' fees to certain third parties who were responsible for tabling the Uinta Basin Overpressured Gas Project to the Company.  The Company has also committed to paying a 1.5% gross royalty on all revenue received by it from the Uinta Basin Project.  (Refer to Note 7(1)(a) and 7(1)(d)).

As part of the agreement, Pioneer has agreed to provide the Company with 2-D seismic data crossing the acreage. Any additional seismic that Pioneer or the Company may mutually agree to acquire over the acreage shall be paid for entirely by the Company with the parties owning the data in the same proportion as their working interest in the acreage. In addition, the Company will be required to drill an initial test well at a location on the acreage mutually agreed upon by Pioneer and the Company. The Company will serve as the Operator in drilling the acreage.

The Company shall pay One Hundred Percent (100%) of all costs of drilling the first two wells drilled on the acreage along with 100% of all costs of logging or testing the wells.  If either of the first two test wells is deemed a dry hole, the Company shall pay One Hundred Percent (100%) of all costs of plugging and abandoning such well(s) and restoration of the surface upon which the well(s) reached its authorized depth and completion of all tests deemed necessary by the Operator.  If the Company elects to complete either or both of the first two wells drilled on the acreage, the Company shall pay One Hundred Percent (100%) of all completion costs through the tanks along with any costs associated to hook up the well(s) to pipeline for the well(s) to be capable of producing into a commercial pipeline for sale.  After the first two wells drilled, if productive, are hooked-up to a pipeline and capable of producing oil and gas in commercial quantities, the Company shall pay 85% of all costs of operating the first two wells and Pioneer shall pay 15% of the operation costs of such wells as reflected in their working interest ownership in such wells.  The Company is required to drill a well on the acreage before November 1, 2010, or the acreage acquired will revert back to Pioneer.  During the year ended December 31, 2005 the Company has spent $45,478 on initial exploration of the property.

NOTE 6 - DEFERRED COMPENSATION

On December 13, 2002, the Company entered into an agreement with Advantage Nevada Corporation, ("Advantage") a private company, with a two and one-half year term, whereby Advantage will provide consulting services to the Company (valued at $270,000) in exchange for 562,500 restricted shares of the Company's common stock.  The consultant will provide such services and advice to the Company in business development, business strategy and corporate image. In addition, the consultant will assist the Company in developing, studying and evaluating acquisition proposals within North America.

On December 13, 2002, the Company entered into an agreement with Asiatic Management Consultants Ltd., ("Asiatic") a private company controlled by a significant shareholder, with a two and one-half year term, whereby Asiatic will provide investment-banking services to the Company (valued at $300,000) in exchange for 62,500 restricted shares of the Company's common stock. The investment banker will provide access to investors and ongoing funding for the Company's investments.

On December 13, 2002, the Company entered into an agreement with a shareholder, with a two and one-half year term, whereby the shareholder will provide consulting services to the Company (valued at $120,000) in exchange for 250,000 restricted shares of the Company's common stock. The consultant will provide such services and advice to the Company in business development, business strategy and corporate image. In addition, the consultant will assist the Company in developing, studying and evaluating acquisition proposals outside of North America.

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 30, 2005 AND 2004

(As Restated - see Note 13)

NOTE 6 - DEFERRED COMPENSATION (continued)

On January 15, 2004, the Company entered into an agreement with Y.E.N.N. Asset Management, ("Y.E.N.N.") a private company, for a two year term, whereby Y.E.N.N. will provide investment-banking services to the Company (valued at $54,000) in exchange for 450,000 restricted shares of the Company's common stock. The investment banker will provide access to investors and ongoing funding for the Company's investments.

On January 15, 2004, the Company entered into an agreement with Inter-Orient Investments Ltd., ("Inter-Orient") a private company, for a two year term, whereby Inter-Orient will provide investor relations services to the Company (valued at $72,000) in exchange for 600,000 restricted shares of the Company's common stock. The investor relations individual will provide such services as researching, editing and generating a company profile, relaying the Company's business perspectives and distribution of corporate updates, including press releases.

On October 1, 2004, the Company entered into an agreement with an individual, with a 1-year term, whereby the individual will provide consulting services to the Company (valued at $13,000) in exchange for 100,000 restricted shares of the Company's common stock.

On February 1, 2005, the Company entered into an agreement with Holm Investments Ltd.,("Holm") a private company owned by a significant shareholder of the Company, for a two year term, whereby Holm Investments Ltd. will provide investor relations services to the Company (valued at $55,000) in exchange for 250,000 restricted shares of the Company's common stock. Holm will provide such services as researching, editing and generating a company profile, relaying the Company's business perspectives and distribution of corporate updates, including press releases.

On May 15, 2005, the Company entered into an agreement with Palisades Financial Ltd., ("Palisades") a private company owned by an individual who is management of the Company, for a two year term, whereby Palisades will provide investment-banking services to the Company (valued at $56,000) in exchange for 400,000 restricted shares of the Company's common stock. The investment banker will provide access to investors and ongoing funding for the Company's investments, particularly the Uinta Basin project

The Company has been amortizing the costs of these services over the respective terms of the contracts.  At December 31, 2005 the unamortized portion of the deferred compensation totaled $68,290 (December 31, 2004 - $193,462)

NOTE 7 - STOCKHOLDERS'EQUITY

(1)

2005 Stock Transactions

During the year ended December 31, 2005, the Company issued:

(a)

5,950,000 Series A Units at $0.15 per unit upon completion of a private placement for total proceeds of $892,500.  Each Series A Unit issued by the Company was comprised of (i) one restricted share of the Company's $0.001 par value common stock and (ii) a series "A" warrant which will enable the subscriber to acquire from the Company one share of the Company's $0.001 par value common stock at a purchase price of $0.50 per share for a period of eighteen months.  A finders' fee of ten percent of the total proceeds was paid in the form of 595,000 restricted common shares of the Company, valued at $130,900.  In addition, the finder who raised the majority of the proceeds will also receive a 1.5% gross royalty of all revenue produced by the Uinta Basin project and paid to the Company.

(b)

7,225,000 common shares pursuant to the Company's 2005 Stock Incentive and Option Plan at various prices for proceeds of $963,410;

(c)

150,000 restricted common shares valued at $31,000 to two consultants as compensation for their appointment to the advisory board;

(d)

1,200,000 restricted common shares to four parties valued at $264,000 for their assistance to the Company in acquiring the Uinta Basin project;

(e)

250,000 restricted common shares for a prepaid investor relations services contract valued at $55,000 which was recorded as deferred compensation (refer to Note 6);

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 30, 2005 AND 2004

(As Restated - see Note 13)

(f)

400,000 restricted common shares for an investment banking service contract valued at $56,000 which was recorded as deferred compensation (refer to Note 6); and

NOTE 7 - STOCKHOLDERS'EQUITY (continued)

(1)

2005 Stock Transactions, continued

(g)

125,000 restricted common shares previously issued for consulting services to be rendered in the amount of $16,250 were cancelled and returned to treasury.

(2)

2004 Stock Transactions

During the year ended December 31, 2004, the Company issued:

(a)

1,050,000 restricted common shares for investor relations and investment banking service contracts valued at $126,000 (refer to Note 6);

(b)

1,550,000 shares with a fair value of $170,500 in settlement of $88,550 of unpaid consulting fees, $14,350 of professional fees and $5,600 in office and administrative salaries. The difference of $62,000 has been recorded as a loss on settlement of debt;

(c)

1,000,000 restricted common shares valued at $110,000 towards the acquisition of a mineral property (refer to Note 4);

(d)

2,500,000 shares with a fair value of $200,000 in settlement of $161,000 of consulting fees, $17,500 of professional fees and $21,500 in office and administrative salaries;

(e)

100,000 restricted shares of common stock valued at $13,000 On October 1, 2004 pursuant to a one year consulting agreement with an individual.

During the year ended December 31, 2004, the Company cancelled and returned common stock to treasury as follows:

(f)

On July 9, 2004, 210,000 shares of common stock previously issued for consulting services to be rendered in the amount of $19,000 were cancelled and returned to treasury;

(g)

On November 24, 2004, a total of 65,000 shares of common stock previously issued for the acquisition of a mineral property in the amount of $10,500 were cancelled and returned to treasury.

(3)

2005 - Stock Options

(a)

The fair value of the common stock options granted during the year was measured at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

Expected dividend yield	0%
Risk-free interest rate	3.71% - 4.17%
Expected volatility	44% - 133%
Expected option life (in years)	5

 (b)

During the year ended December 31, 2005 the Company granted a total of 7,350,000, 5 year common stock options at exercise prices of between $0.11 and $0.26 per share.  Of these options, a total of 460,000 were granted to an employee and 6,890,000 were granted to consultants.  The stock options granted to employees vested immediately upon grant. Of the total 6,890,000 share options granted to consultants, 3,693,000 were granted to directors and officers, significant shareholders and companies owned by these individuals.  On August 30, 2005, 125,000 of these stock options were cancelled.  The Company recognized stock-based compensation of $620,640 in accordance with SFAS 123 which represented the fair value of shares issued for consulting services rendered by consultants to the Company.  The value of the stock options granted to related parties was recorded at $639,810. The 460,000 stock options granted to an employee were valued at $40,800 which has been recorded on a pro-forma basis and is disclosed in Note 2.

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 30, 2005 AND 2004

(As Restated - see Note 13)

NOTE 7 - STOCKHOLDERS'EQUITY (continued)

(3)

2005 - Stock Options, continued

(c)

The Company's stock option activity is as follows:

	Number of options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance, December 31, 2003	-	$ -	-
Granted during 2004	11,350,000	0.08
Exercised during 2004	(11,350,000)	-
Balance, December 31, 2004	-	-	-
Granted during 2005	7,350,000	0.13	5 years
Cancelled during 2005	(125,000)	-
Exercised during 2005	(7,225,000)	-
Balance, December 31, 2005	-	$ -	-

 (d)

On January 19, 2005, the Company filed a Registration Statement on Form S-8 to register 5,000,000 shares of common stock to be issued pursuant to the Company’s 2005 Stock Incentive and Option Plan (the “Plan”). These shares are to be issued when required from authorized and unissued common stock of the Company. The purpose of the plan is to provide the opportunity for eligible employees, consultants and members of the Board of Directors to increase their proprietary interest in the Company and as an incentive for them to remain in the service of the Company. The option price is set at the fair market value of the common stock at the date of issue. The term of the options, once granted, is not to exceed five years.

(e)

On June 1, 2005, the Company filed a Registration Statement on Form S-8 to register 4,800,000 shares of common stock to be issued pursuant to the Plan.   These shares are to be issued when required from authorized and unissued   common stock of the Company.  The purpose of the plan is to provide the opportunity for eligible employees,   consultants and members of the Board of Directors to increase their proprietary interest in the Company and as an   incentive for them to remain in the services of the Company. The option price is set at the fair market value of the   common stock at the date of issue. The term of the options, once granted, is not to exceed five years.

(f)

On December 15, 2005, the Company filed a Registration Statement on Form S-8 to register 3,800,000 shares of common stock to be issued pursuant to the Plan.  These shares are to be issued when required from authorized and   unissued common stock of the Company.  The purpose of the plan is to provide the opportunity for eligible   employees, consultants and members of the Board of Directors to increase their proprietary interest in the Company   and as an incentive for them to remain in the services of the Company. The option price is set at the fair market value   of the common stock at the date of issue. The term of the options, once granted, is not to exceed five years.

To date none of these options have been granted.

(4)

2004 - Stock Options

(a)

On February 10, 2004, the Company filed a Registration Statement on Form S-8 to register 4,050,000 shares of common stock to be issued, 2,500,000 shares pursuant to the Company's 2004 Stock Incentive and Option Plan (the "Plan") and 1,550,000 shares to be issued for debt in the amount of $108,500. The shares issued for debt included 155,000 shares of common stock in settlement of $10,850 of administrative salaries and professional fees to two employees.

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 30, 2005 AND 2004

(As Restated - see Note 13)

(b)

On May 26, 2004, the Company filed a Registration Statement on Form S-8 to register 2,500,000 shares to be issued for debt in the amount of $200,000. The shares issued for debt included 487,500 shares of common stock in settlement of $39,000 of administrative salaries and professional fees to two employees. The shares were issued on May 27, 2004.

NOTE 7 - STOCKHOLDERS'EQUITY (continued)

(4)

2004 - Stock Options, continued

 (c)

On June 15, 2004, 2,500,000 common stock options were granted pursuant to the 2004 Stock Incentive and Option Plan. Of the total number of options granted, 800,000 were granted to consultants for which a consulting expense of $48,000 was recorded during the second quarter of 2004 representing the fair value of the options.  The fair value was estimated using the Black-Scholes option pricing model assuming an expected life of 5 years, a risk-free interest rate of 3% and an expected volatility of 116%.  During the year, a total of 2,500,000 shares of common stock were issued at a price of $.06 per share on the exercise of these stock options.  A total of 691,667 of these stock options were exercised in exchange for the settlement of $41,500 of debt and 1,808,333 were exercised for cash proceeds of $108,500.

(d)

On September 16, 2004, the Company filed a Registration Statement on Form S-8 to register 4,800,000 shares of common stock to be issued pursuant to the Company's 2004 Stock Incentive and Option Plan.

(e)

On September 17, 2004, 4,800,000 common stock options were granted pursuant to the 2004 Stock Incentive and Option Plan. Of the total number of stock options granted, 4,150,000 were granted to consultants for which a consulting expense of $290,500 was recorded during the year representing the fair value of the options.  The fair value was estimated using the Black-Scholes option pricing model assuming an expected life of 5 years, a risk-free interest rate of 3% and an expected volatility of 163%.  During the year, a total of 4,800,000 shares of common stock were issued at a price of $.08 per share on the exercise of these stock options.  A total of 1,725,000 of these stock options were exercised in exchange for the settlement of $138,000 of debt and 3,075,000 were exercised for cash proceeds of $246,000. A total of 3,300,000 shares of common stock out of the total of 4,800,000 shares were issued at a price of $.08 per share on the exercise of these stock options to four consultant optionees. These 3,300,000 shares were cancelled as the optionees did not meet the terms of the stock option agreements. The 3,300,000 shares were subsequently re-issued to new consultant optionees at a price of $.08 on the exercise of these stock options.

(f)

Of the stock options granted during the year ended December 31, 2004, 2,665,000 were granted to directors and officers, significant shareholders and companies owned by these individuals.  The fair value recorded for these options was $198,700. (Refer to Note 7(4)(c) and (e)).

NOTE 8 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2005 the Company incurred $29,430 (2004 -$79,586) in management fees to directors. As at December 31, 2005 the Company owes $9,000 in management fees.

During the year ended December 31, 2005, the Company incurred $54,782 (2004 - $19,791) in rent and office expenses to a private company controlled by a shareholder.

During the year ended December 31, 2005, the Company incurred $785,929 (2004 - $Nil) in consulting fees to significant shareholders and $30,540 (2004 - $61,000) in professional fees to an employee.

During the year ended December 31, 2005, three companies controlled by significant shareholders earned $59,337 (2004 - $186,250) and a company controlled by a shareholder earned $13,585 (2004 - $Nil) from the Company, pursuant to prepaid services agreements (See note 6).

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 30, 2005 AND 2004

(As Restated - see Note 13)

At December 31, 2005 an amount of $167,291 (2004 - $45,812) is receivable from Golden Spirit.  These amounts are non-interest bearing and have no specific terms of repayment.

NOTE 8 - RELATED PARTY TRANSACTIONS (continued)

At December 31, 2005, the following amounts are due to related parties:

	December 31, 2005	December 31, 2004

Employee	$-	$15,381
Director	-	2,000
Significant shareholder	68,857	9,677
	$68,857	$27,058

All related party transactions are in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

NOTE 9 - SUPPLEMENTAL CASH FLOW INFORMATION

	Year ended December 31, 2005	Year ended December 31, 2004
Cash paid during the year for:
Interest	$ -	$ -
Income taxes	$ -	$ -

During the year ending December 31, 2005 the Company issued:

-

250,000 restricted common shares for prepaid investor relations service contracts valued at $55,000 (Refer to Note 6).

-

150,000 restricted common shares with a fair value of $31,000 in settlement of consulting fees to two advisory board members.

-

1,200,000 restricted common shares valued at $264,000 as a finder's fee towards the acquisition of the Uinta property.

-

595,000 restricted common shares as a finder's fee towards the private placement of 5,950,000 restricted common shares.

-

400,000 restricted common shares for a prepaid investment banking service contract valued at $56,000 (Refer to Note 6).

-

125,000 restricted common shares previously issued for consulting services to be rendered in the amount of $16,250 were cancelled and returned to treasury.

During the year ending December 31, 2004, the Company issued:

-

1,050,000 restricted common shares for prepaid investor relations and investment banking service contracts valued at $126,000 (Refer to Note 6).

-

1,550,000 shares with a fair value of $170,500 in settlement of $88,550 of consulting fees, $14,350 of professional fees and $5,600 in office and administrative salaries.

-

1,000,000 restricted common shares valued at $110,000 towards the acquisition of a mineral property.

-

2,500,000 shares with a fair value of $200,000 in settlement of $161,000 of consulting fees, $17,500 of professional fees and $21,500 in office and administrative salaries.

-

210,000 restricted common shares previously issued for consulting services to be rendered in the amount of $19,000 were cancelled and returned to treasury.

-

691,667 restricted common shares for stock options in exchange for outstanding consulting fees value at $41,500.

-

1,000,000 restricted common shares for stock options in exchange for outstanding consulting fees value at $80,000. These shares were cancelled and returned to treasury during the same quarter.

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 30, 2005 AND 2004

(As Restated - see Note 13)

NOTE 10 - CONTINGENCY

On February 21, 2002, the Company issued 350,000 shares valued at $119,000 to Empire Sterling Corporation for services to be rendered with respect to the acquisition of ACGT Corporation.  The shares were to be held in trust and not sold until all necessary financing was in place to complete the ACGT acquisition. Empire Sterling Corporation breached the trust agreement and the Company placed a stop transfer on these shares and requested they be returned to the Company. Empire Sterling Corporation failed to return the share certificate and as such, the Company commenced court proceedings against the principals of Empire Sterling Corporation. The Company argued for an interim injunction against all parties and was successful. On May 9, 2002, the Court ordered Empire Sterling Corporation to deposit the shares with the Court pending judicial disposition.  The Company continued to file legal process claiming ownership of the shares and breach of trust inter alia. The Company was successful and has now applied to have the share certificates released and subsequently cancelled. As of December 31, 2005, the Company is still in the process of having the certificates released.

NOTE 11 - INCOME TAXES

Potential benefits of United States Federal income tax losses are not recognized in the accounts until realization is more likely than not. As of December 31, 2005, the Company has combined net operating losses carried forward totalling approximately $16,000,000 for tax purposes which expire through 2025. Availability of loss usage is subject to change of ownership limitations under Internal Revenue Code 382 for 2002 and prior year's losses.  Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry forwards.

A reconciliation of income tax computed at the federal and state statutory tax rates is as follows:

	Year ended December 31, 2005	Year ended December 31, 2004

Federal income tax provision at statutory rate	(35.00)%	(35.00)%
State income tax provision at statutory rate, net of federal income tax effect	(0.00)	(0.00)

Total income tax provision rate	(35.00)%	(35.00)%

The actual income tax provisions differ from the expected amounts calculated by applying the federal income tax statutory rate to the Company's loss before income taxes. The components of these differences are as follows:

	Year ended December 31, 2005	Year ended December 31, 2004

Loss before income taxes	$ (1,950,963)	$ (1,678,056)
Corporate tax rate	35.00%	35.00%

Expected tax expense (recovery)	(682,837)	(587,320)
Unrecognized loss carry forward	682,837	587,320

Income tax provision	$ -	$ -

AVALON ENERGY CORPORATION

(Formerly Avalon Gold Corporation)

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 30, 2005 AND 2004

(As Restated - see Note 13)

NOTE 11 - INCOME TAXES (continued)

The Company's tax-effected deferred income tax assets and liabilities are estimated as follows:

	2005	2004

Non-capital loss carry forwards	$5,600,000	$4,980,000
Valuation allowance	(5,600,000)	(4,980,000)
Net deferred tax asset	$-	$-

NOTE 12 - SUBSEQUENT EVENTS

Subsequent to December 31, 2005, 500,000 shares of the Company's common stock were issued for options exercised by consultants for cash proceeds of $55,000 pursuant to the Company's 2005 Stock Option Plan.  (See Note 7)

On January 27, 2006, the Company signed a Letter of Intent with a placement agent in regard to possible financing activities.  The Agreement is subject to the satisfactory completion of due diligence by the placement agents.

NOTE 13 - RESTATEMENT

On May 20, 2005 the Company filed a 10K/A whereby it restated its financial statements presented in its December 31, 2004 Annual Report. The restatement was as a result of accounting adjustments required to record the receipt of 2,000,000 restricted Rule 144 shares of Golden Spirit Minerals Ltd. ("Golden Spirit"), a public company with directors and significant shareholders in common. These shares were not recorded in the Company's originally reported December 31, 2004 financial statements.

The restricted shares were received as non-refundable consideration pursuant to agreements dated November 10, 2004 and December 10, 2004 with Golden Spirit and have been recorded as property option income at their fair market value on date of issuance in 2004 of $130,000.  Effective December 31, 2004 the Company recorded an unrealized loss in the carrying value of its available-for-sale securities totalling $10,000 which was recorded as other comprehensive loss for the year.

AVALON ENERGY CORPORATION

(An Exploration Stage Company)

FINANCIAL STATEMENTS

MARCH 31, 2006

(UNAUDITED)

AVALON ENERGY CORPORATION

(An Exploration Stage Company)

BALANCE SHEETS

	March 31, 2006 (unaudited)	December 31, 2005

ASSETS

CURRENT ASSETS
Cash	$ 31,938	$ 41,081
Taxes recoverable	1,773	810
	33,711	41,891

AVAILABLE-FOR-SALE SECURITIES (Note 3)	64,001	30,001
DUE FROM GOLDEN SPIRIT GAMING LTD. (Note 7)	140,846	167,291
OIL AND GAS PROPERTIES, (full cost method of accounting, unproven) (Note 4)	1,021,022	1,015,759

	$ 1,259,580	$ 1,254,942

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 26,678	$ 14,616
Due to related parties (Note 7)	96,280	68,857
	122,958	83,473

STOCKHOLDERS' EQUITY (Note 6)
Convertible Preferred: - Class A voting stock, $0.001 par value, 5,000,000 shares authorized
- Class B voting stock, $0.001 par value, 5,000,000 shares authorized
Common stock, $.001 par value, 200,000,000 shares authorized
38,900,493 (December 31, 2005 - 38,400,493) shares issued and outstanding	78,616	78,116
Additional paid-in capital	22,222,099	22,117,599
Deferred compensation (Note 5)	(54,417)	(68,290)
Deficit accumulated during the exploration stage	(21,043,676)	(20,855,956)
Accumulated other comprehensive loss (Note 3)	(66,000)	(100,000)
	1,136,621	1,171,469

	$ 1,259,580	$ 1,254,942

The accompanying notes are an integral part of these financial statements

AVALON ENERGY CORPORATION
 (An Exploration Stage Company)

STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended March 31, 2006	Three months ended March 31, 2005	Cumulative of operations from January 1, 1996 to March 31, 2006

GENERAL AND ADMINISTRATIVE EXPENSES
Litigation settlement	$ -	$ -	$2,291,070
Management and consulting fees	68,698	319,161	4,057,397
Consulting fees - stock-based compensation (Note 6)	50,000	250,560	1,660,140
Exploration costs	-	-	113,678
Loss on settlement of debt	-	-	718,784
General and administrative	35,256	48,591	2,267,393
Professional fees	33,766	14,867	898,774
Interest expense	-	-	98,282
Software development costs	-	-	737,300

LOSS BEFORE THE FOLLOWING	(187,720)	(633,179)	12,842,818

Property option (income ) loss	-	-	(130,000)
Write-down of investment in Legacy Mining Ltd.	-	-	128,288
Write-down of interest in oil and gas properties	-	-	1,406,000
Write-down of interest in ACGT Corporation	-	-	2,250,937
Loss on Iceberg Drive Inn Investment	-	-	85,000

NET LOSS	$ (187,720)	$ (633,179)	($16,583,043)
BASIC AND DILUTED LOSS PER SHARE	$ (0.00)	$ (0.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING BASIC AND DILUTED	38,726,336	28,566,678

The accompanying notes are an integral part of these financial statements

AVALON ENERGY CORPORATION

(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS

(unaudited)

	Three months ended March 31, 2006	Three months ended March 31, 2005	Cumulative from January 1, 1996 to March 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (187,720)	$ (633,179)	$ (16,583,043)
Adjustments to reconcile net loss to net cash used in operating activities:
- fees and services	13,873	86,920	3,144,587
- stock-based compensation	50,000	250,560	1,660,140
- interest paid for with common shares	-	-	80,872
- loss on settlement of debt	-	-	718,784
- common shares software development costs	-	-	600,000
- common shares used for exploration costs paid by shares	-	-	110,000
- write-down of interest in oil and gas properties	-	-	2,250,937
- write-down of investment in Legacy Mining Ltd.	-	-	1,406,000
- write-down of interest in ACGT Corporation	-	-	128,288
- loss on Iceberg Drive Inn investment	-	-	85,000
- option income received in shares	-	-	(130,000)
- other non-cash expenses	-	-	2,557,382
- net changes in working capital items	11,098	8,719	279,385
CASH FLOWS USED IN OPERATING ACTIVITIES	(112,749)	(286,980)	(3,691,668)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in Iceberg Acquisition Corporation	-	-	(120,000)
Interest in oil and gas properties, net of finders fees	(5,263)	(657,534)	(1,441,954)
CASH FLOWS USED IN INVESTING ACTIVITIES	(5,263)	(657,534)	(1,561,954)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft (repayment)	-	(2,187)	-
Net proceeds on sale of common stock	55,000	1,161,840	3,506,900
Net proceeds from common stock subscriptions	-	-	633,000
Net advances (to) from related parties	53,869	(22,070)	725,660
Advances receivable	-	-	420,000
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	108,869	1,137,583	5,285,560

NET INCREASE (DECREASE) IN CASH	(9,143)	193,069	31,938

CASH, BEGINNING OF PERIOD	41,081	-	-

CASH, END OF PERIOD	$ 31,938	$ 193,069	$ 31,938

Supplemental cash flow information (See Note 8)

The accompanying notes are an integral part of these financial statements

AVALON ENERGY CORPORATION

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

March 31, 2006

(unaudited)

NOTE 1 - NATURE OF OPERATIONS

The Company was incorporated as Venture Investments Inc. under the Laws of the State of Nevada on November 29, 1983.  The Company underwent a name change to Asdar Group on December 10, 1987, a name change to Precise Life Sciences Ltd. on April 30, 2002, a name change to Iceberg Brands Corporation on February 18, 2003, a name change to Avalon Gold Corporation on August 28, 2003 and a name change to Avalon Energy Corporation on March 22, 2005.  The Company was dormant from 1991 to 1996 and currently has no revenue generating operations.  The Company was considered a development stage company since January 1, 1996 and as a result of changing its business focus to acquisition and exploration of resource properties is considered to be an exploration stage company.

The financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not generated any revenues or completed development of any commercially acceptable products or services to date, has a working capital deficiency of $89,247 at March 31, 2006 and has incurred losses of $21,043,676 since inception, and further significant losses are expected to be incurred in the exploration and development of its resource properties.  The Company will depend almost exclusively on outside capital through the issuance of common shares to finance ongoing operating losses and to fund the acquisition, exploration and development of its resource properties.  The ability of the Company to continue as a going concern is dependent on raising additional capital and ultimately on generating future profitable operations.  There can be no assurance that the Company will be able to raise the necessary funds when needed to finance its ongoing costs.  These factors raise substantial doubt about the ability of the Company to continue as a going concern.  The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

NOTE 2 - BASIS OF PRESENTATION

The unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission ("SEC").  Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles for complete financial statements.  These unaudited interim financial statements should be read in conjunction with the audited financial statements for the period ended December 31, 2005 indexed in Form 10-KSB.  In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period.  Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions that could have a material effect on the reported amounts of the Company's financial position and results of operations.

Operating results for the three month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

NOTE 3 - AVAILABLE-FOR-SALE SECURITIES

During 2004, the Company received 2,000,000 restricted Rule 144 shares of Golden Spirit Gaming Ltd. (formerly Golden Spirit Minerals Ltd.) ("Golden Spirit"), a public company with directors and significant shareholders in common. The restricted shares were received as non-refundable consideration pursuant to agreements with Golden Spirit dated November 10, 2004 and December 10, 2004 to acquire certain mineral property interests from the Company.  These agreements were subsequently terminated.   During the year ended December 31, 2005 the Company had an unrealized loss totalling $100,000, which had been recorded as other comprehensive loss.  The Company recorded an unrealized holding gain in the carrying value of its available-for-sale securities totalling $34,000 which was recorded as other comprehensive income for the three months ended March 31, 2006.

On December 31, 2003, the Company agreed to settle an outstanding debt receivable of $122,988 from Legacy Mining Ltd. ("Legacy") for the issue of 1,229,880 restricted shares of Legacy at a value of $0.10 per share representing a 9.8% interest in Legacy. These restricted shares were issued to the Company on February 20, 2004.  Legacy is a non-reporting entity with a director in common. Legacy is applying for listing on the OTC:BB and intends to become a fully reporting company in the USA.  In fiscal 2004, the Company wrote this investment down to $1 because management determined that it was not recoverable within a reasonable period of time.

NOTE 4 - OIL AND GAS PROPERTIES

Oil and gas properties include the following:

	March 31,	December 31,
	2006 (unaudited)	2005
Acquisition and exploration costs, unproved, not subject to depletion.	$ 1,021,022	$ 1,015,759

The Company's oil and gas activities are currently conducted in the United States. The following is a descripton of the Company's oil and gas acquisition and exploration activities:

Harvester Property, California, USA:

The Company owns a 2% royalty interest carried at a nominal value of $1 due to the uncertainty of realization.

LAK Ranch Oil Project, Wyoming, USA:

The Company owns a 0.7% gross overriding royalty interest on 6,360 acres of oil and natural gas rights located in the Powder River Basin of eastern Wyoming carried at a nominal value of $1 due to the uncertainty of realization.

Uinta Basin Property, Utah:

On October 26, 2004, the Company entered into a Letter of Intent with Pioneer Oil and Gas ("Pioneer"), whereby the Company could acquire an undivided Eighty-Five Percent (85%) working interest and an undivided Sixty-Eight (68%) net revenue interest in 13,189 acres located in Wasatch County, Utah, known as the "Uinta Basin".  The Company paid Pioneer a deposit of $50,000 for the exclusive right to enter into a Participation Agreement with Pioneer on or before January 18, 2005.

On January 18, 2005, the Company entered into the Participation Agreement with Pioneer as described above.  The total consideration paid to Pioneer, including the $50,000 deposit described above, was

$706,279.  In addition, the Company issued 1,200,000 restricted common shares valued at $264,000 on February 7, 2005 as finders' fees to certain third parties who were responsible for tabling the Uinta Basin.

NOTE 4 - OIL AND GAS PROPERTIES (continued)

Overpressured Gas Project to the Company.  The Company has also committed to paying a 1.5% gross royalty on all revenue received by it from the Uinta Basin Project.

As part of the agreement, Pioneer has agreed to provide the Company with 2-D seismic data crossing the acreage. Any additional seismic that Pioneer or the Company may mutually agree to acquire over the acreage shall be paid for entirely by the Company with the parties owning the data in the same proportion as their working interest in the acreage. In addition, the Company will be required to drill an initial test well at a location on the acreage mutually agreed upon by Pioneer and the Company. The Company will serve as the Operator in drilling the acreage.

The Company shall pay One Hundred Percent (100%) of all costs of drilling the first two wells drilled on the acreage along with 100% of all costs of logging or testing the wells.  If either of the first two test wells is deemed a dry hole, the Company shall pay One Hundred Percent (100%) of all costs of plugging and abandoning such well(s) and restoration of the surface upon which the well(s) reached its authorized depth and completion of all tests deemed necessary by the Operator.  If the Company elects to complete either or both of the first two wells drilled on the acreage, the Company shall pay One Hundred Percent (100%) of all completion costs through the tanks along with any costs associated to hook up the well(s) to pipeline for the well(s) to be capable of producing into a commercial pipeline for sale.  After the first two wells drilled, if productive, are hooked-up to a pipeline and capable of producing oil and gas in commercial quantities, the Company shall pay 85% of all costs of operating the first two wells and Pioneer shall pay 15% of the operation costs of such wells as reflected in their working interest ownership in such wells.  The Company is required to drill a well on the acreage before November 1, 2010, or the acreage acquired will revert back to Pioneer.  As at March 31, 2006, the Company has spent a total of $50,741 (December 31, 2005 - $45,478) on the initial exploration of the property.

NOTE 5 - DEFERRED COMPENSATION

On February 1, 2005, the Company entered into an agreement with Holm Investments Ltd., ("Holm") a private company owned by a significant shareholder of the Company, for a two year term, whereby Holm Investments Ltd. will provide investor relations services to the Company (valued at $55,000) in exchange for 250,000 restricted shares of the Company's common stock. Holm will provide such services as researching, editing and generating a company profile, relaying the Company's business perspectives and distribution of corporate updates, including press releases.

On May 15, 2005, the Company entered into an agreement with Palisades Financial Ltd., ("Palisades") a private company owned by an individual who is management of the Company, for a two-year term, whereby Palisades will provide investment-banking services to the Company (valued at $56,000) in exchange for 400,000 restricted shares of the Company's common stock. The investment banker will provide access to investors and ongoing funding for the Company's investments, particularly the Uinta Basin project

The Company has been amortizing the costs of these services over the respective terms of the contracts.  At March 31, 2006, the unamortized portion of the deferred compensation totalled $54,417 (2005 - $68,290).

NOTE 6 - STOCKHOLDERS' EQUITY

(1)   2006 Stock Transactions

During the three months ended March 31, 2006, the Company issued 500,000 common shares pursuant to the Company's 2005 Stock Incentive and Option Plan at $0.11 per share for proceeds of $55,000.

NOTE 6 - STOCKHOLDERS' EQUITY

(2)

2006 - Stock Options

(a)

The fair value of the common stock options granted during the year was measured at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

Expected dividend yield	0%
Risk-free interest rate	4.34%
Expected volatility	147%
Expected option life (in years)	5

(b)

During the three months ended March 31, 2006 the Company granted a total of 500,000, 5 year common stock options at an exercise price of $0.11.  Of these options, all were granted to consultants.  The Company recognized stock-based compensation of $50,000, which represented the fair value of shares issued for consulting services rendered by consultants to the Company.  As at March 31, 2006, there are 5,875,000 stock options available for grant.

(c)

The Company's stock option activity is as follows:

	Number of options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance, December 31, 2005	-	$ -	-
Granted	500,000	0.11	5 years
Exercised	(500,000)	-	-
Balance, March 31, 2006	-	$ -	-

NOTE 7 - RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2006, the Company incurred $3,896 (2005 -$14,111) in management fees to directors. As at March 31, 2006 the Company owes $9,000 in management fees.

During the three months ended March 31, 2006, the Company incurred $5,353 (2005 - $5,116) in rent and office expenses to a private company controlled by a shareholder.

During the three months ended March 31, 2006, the Company incurred $64,999 (2005 - $235,786) in consulting fees to significant shareholders and $10,420 (2004 - $4,947) in professional fees to employees.

During the three months ended March 31, 2006, a company controlled by significant shareholder earned $6,874 (2005 - $4,584) pursuant to prepaid services agreements (See note 6).

At March 31, 2006, an amount of $140,846 (2005 - $75,312) was receivable from Golden Spirit.  These amounts are non-interest bearing and have no specific terms of repayment.

At March 31, 2006, an amount of $1001 (2005 - $1) was receivable from Legacy Mining Ltd.  These amounts are unsecured, non-interest bearing and have no specific terms of repayment.

At March 31, 2006 and December 31, 2005, amounts due to related parties were $96,280 and $68,857, respectively.

NOTE 8 - SUPPLEMENTAL CASH FLOW INFORMATION

	Three months ended March 31, 2006	Three months ended March 31, 2005
Cash paid during the period for:
Interest	$ -	$ -
Income taxes	$ -	$ -

NOTE 9 - CONTINGENCY

On February 21, 2002, the Company issued 350,000 shares valued at $119,000 to Empire Sterling Corporation for services to be rendered with respect to the acquisition of ACGT Corporation ("ACGT").  The shares were to be held in trust and not sold until all necessary financing was in place to complete the ACGT acquisition. Empire Sterling Corporation breached the trust agreement and the Company placed a stop transfer on these shares and requested they be returned to the Company. Empire Sterling Corporation failed to return the share certificate and as such, the Company commenced court proceedings against the principals of Empire Sterling Corporation. The Company argued for an interim injunction against all parties and was successful. On May 9, 2002, the Court ordered Empire Sterling Corporation to deposit the shares with the Court pending judicial disposition.  The Company continued to file legal process claiming ownership of the shares and breach of trust inter alia. The Company was successful and has now applied to have the share certificates released and subsequently cancelled. As of March 31, 2006, the Company is still in the process of having the certificates released.

NOTE 10 - SUBSEQUENT EVENTS

On April 6, 2006, the Company issued 100,000 of restricted common shares valued at $12,000 to a Consultant for services related to the Uinta Basin Prospect  On January 27, 2006, the Company signed a Letter of Intent with a placement agent in regard to possible financing activities.  The Agreement is subject to the satisfactory completion of due diligence by the placement agents.

On April 24, 2006, the Company signed the Placement Agency Agreement.  The Placement Agent will, on an exclusive basis, conduct the Placement on a "best efforts all or none" basis of 32 Units for gross proceeds of $800,000. Each unit consists of 250,000 shares at $25,000 per unit and a warrant to purchase, at any time prior to the 2nd anniversary following the final closing date of the Placement, 125,000 shares of common stock with an exercise price equal to $0.20 per share. The Placement shall commence on April 24, 2006, and shall expire on that date which is 60 days from April 24, 2006, provided; however, the Placement shall be extended for up to an additional 30 day period without notice to investors in the Placement at the mutual discretion of the Placement Agent and the Company.  The minimum subscription amount per Investor shall be $25,000 although the Placement Agent may accept subscriptions for less than a whole Unit.  The financing has not yet closed.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, audited our consolidated financial statements. Since inception, we have had no changes in or disagreements with our accountants.